   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1998

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            METRO GLOBAL MEDIA, INC.
                            ------------------------
                 (Name of small business issuer in its charter)

        DELAWARE                       7812                   65-0025871
-------------------------     --------------------     ---------------------
 (State or jurisdiction        (Primary Standard         (I.R.S. Employer
  of incorporation or              Industrial           Identification No.)
    organization)                Classification
                                  Code Number)

        1060 PARK AVENUE, CRANSTON, RHODE ISLAND  02910  (401)-942-7876
        ---------------------------------------------------------------
         (Address and telephone number of principal executive offices)


                          A. DANIEL GERIBO, PRESIDENT
                           METRO GLOBAL MEDIA, INC.
                               1060 PARK AVENUE
                         CRANSTON, RHODE ISLAND 02910
                                (401) 942-7876
           (Name, Address and telephone number of agent for service)

                                 With copy to:

                             ERIC LITTMAN, ESQUIRE
     7695 SW 104TH STREET, SUITE 210, MIAMI, FLORIDA 33156 (305)-663-3333
     --------------------------------------------------------------------

                Approximate date of proposed sale to the public:

   As soon as practicable after the registration statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  (   )

   If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of
the same offering.  (   )

   If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. (   )

CALCULATION OF REGISTRATION FEE
TITLE OF EACH                         PROPOSED     PROPOSED
   CLASS OF                           MAXIMUM      MAXIMUM
  SECURITIES             AMOUNT       OFFERING    AGGREGATE      AMOUNT OF
    TO BE                 TO BE         PRICE     OFFERING     REGISTRATION
REGISTERED(1)          REGISTERED    PER SHARE      PRICE          FEE
------------------------------------------------------------------------------
Common Stock (1)        509,000       $2.844      $1,447,596       $480
 Common Stock           150,000       $2.844      $  426,600       $140

     (1) Shares registered pursuant to this Registration Statement represent the maximum number of shares that may be issued upon conversion of the Company's 8% convertible debentures and/or upon exercise of warrants to purchase shares of the Corporation's common stock in reliance on Section 4(2) of the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                CROSS-REFERENCE

REGISTRATION STATEMENT ITEM NUMBER AND HEADING               LOCATION OR CAPTION IN PROSPECTUS
1.  Front of Registration Statement and Outside             Outside Front Cover of Prospectus
       Front Cover Page of Prospectus....................

2.  Inside Front and Outside Back Cover Pages               Inside Front and Outside Back Cover
       of Prospectus ....................................     Pages of Prospectus

3.  Summary Information ant Risk Factors ................   Prospectus Summary, the Company,
                                                              Risk Factors

4.  Use of Proceeds .....................................   Not Applicable

5.  Determination of Offering Price .....................   Determination of Offering Price

6.  Dilution ............................................   Not Applicable

7.  Selling Security Holders ............................   Security Holders

8.  Plan of Distribution.................................   Outside Front Cover Page; Plan of
                                                              Distribution

9.  Legal Proceedings....................................   Legal Proceedings

10. Directors, Executive Officers, Promoters and            Directors, Executive Officers, Promoters
       Control Persons...................................     and Control Persons

11. Security Ownership of Certain Beneficial                Security Ownership of Certain Beneficial
       Owners and Management.............................     Owners and Management

12. Description of Securities............................   Description of Securities

13. Interest of Named Experts and Counsel................   Interest of Named Experts and Counsel

14. Description of Business..............................   Description of Business

15. Management's Discussion and Analysis                    Management's Discussion and
       or Plan of Operation..............................     Analysis

16. Description of Property..............................   Description of Properties

17. Certain Relationships and Related                       Certain Relationships and Related
       Transactions......................................     Transactions

18. Executive Compensation...............................   Executive Compensation

19. Financial Statements.................................   Financial Statements

PROSPECTUS
                           METRO GLOBAL MEDIA, INC.

                        659,000 SHARES OF COMMON STOCK

                  OFFERED BY CERTAIN SELLING SECURITY HOLDERS
                      __________________________________

     This Prospectus relates to the sale of 509,000 shares of common stock, $.0001 par value (the "Common Stock"), of Metro Global Media, Inc., (the "Company"), which shares represent the maximum number of shares that may be issued upon conversion of the Company's 8% convertible debentures or upon exercise of warrants issued in connection with the sale of such debentures.

     This Prospectus also relates to the sale of 150,000 shares of Common Stock issued as partial consideration in connection with a financing transaction by and between the Company and its lender (see "Selling Security Holders"), all of which are offered by the holders identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders. Sales of shares of Common Stock may be made from time to time (in transactions which may include block transactions) by or for the account of the Selling Security Holders in the over-the-counter market or in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Securities Exchange Act of 1934, Regulation M, may apply to their sales and has furnished each of the Selling Stockholders with a copy of these Rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."

                            ________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE RISK FACTORS.


     PROCEEDS TO
     PROPOSED                                    UNDERWRITING    PROCEEDS TO   THE SELLING
     CLASS OF SECURITY                          OFFERING PRICE  DISCOUNTS THE    COMPANY    SECURITY HOLDERS/(2)/
     -----------------------------------------  --------------  -------------  -----------  ---------------------
     Shares of Common Stock/(1)/                    $2.844          N/A             $0          $1,874,196

     /(1)/ Represents the anticipated sale price by the Selling Security Holders. On November 25, 1998, the closing bid and asked prices were $2-27/32 and 2-15/16, respectively. There can be no assurances, however, that the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock.

     /(2)/ Does not give effect to ordinary brokerage commissions or to the costs of sale that will be borne solely by the Selling Security Holders.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               The date of this Prospectus is December 2, 1998.

                              INSIDE FRONT COVER

Available Information

     The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and provides quarterly and annual reports to the Securities and Exchange Commission. The Company's annual report on Form 10-KSB contains audited financial statements. The reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Securities and Exchange Commission (SEC) in Washington, D. C., and at some of its Regional Offices, and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, DC20549 at prescribed rates. The Company is an electronic filer and the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The SEC Web site address is http://www.sec.gov.

     The Company will provide a report to stockholders, at least annually, which report will include audited financial statements of the Company.

Incorporation of Documents by Reference.

     All materials incorporated by reference herein are available (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) without charge from the Company to each person who receives a Prospectus, upon written or oral request of such person. Any request for such material should be directed to the Corporate Secretary, if in writing, to 1060 Park Avenue, Cranston, Rhode Island 02910.

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13 and 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). The following documents, which were filed by the Company with the SEC pursuant to the Exchange Act, are incorporated by reference into this Prospectus (Commission File No. 0-21634):

        1. The Company's Quarterly Report on Form 10-QSB for the quarter ended August 29, 1998.

        2.   The Company's Form 8-K filed with the Commission on August 15,
             1998.

        3. The Company's Annual Report on Form 10-KSB for the fiscal year ended May 30, 1998.

        4. All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering to which this Prospectus relates, shall be deemed to be incorporated by reference into this Prospectus from the date of filing, except as to any portion of any future annual or Quarterly Report to Shareholders which is not deemed to be filed under such provisions.

          For the purposes of this Prospectus, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Prospectus modifies or supersedes the statement in such document. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide, without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the dcouments referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Any written or oral request should be directed to the principal executive office of the Company at 1060 Park Avenue, Cranston, Rhode Island 02910; telephone number (401) 942-7876.

                              PROSPECTUS SUMMARY

     The following Summary is qualified in its entirety by other more detailed information throughout this Registration Statement. Statements in this document which are not purely historical facts, including statements regarding anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21.E of the Securities Exchange Act of 1934, as amended. All forward-looking statements within this document are based upon information available to the Company on the date of this Registration Statement. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the timing and nature of independent test results; the nature of changes in laws and regulations that govern various aspects of the Company's business; the market acceptance of the Company's licensed technologies; retention and productivity of key employees; the availability of acquisition candidates and proprietary technologies at prices the Company believes to be fair market; the direction and success of competitors; management retention; and unanticipated market changes. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

The Company

     Metro Global Media, Inc. (the "Company" or "Metro") was incorporated, under the name South Pointe Enterprises, Inc., in Florida in November 1987. In February 1996, the Company changed its name from South Pointe Enterprises, Inc., to Metro Global Media, Inc.

     In November 1996, the Company merged into an inactive subsidiary (Metro Sub, Inc.), under the laws of the State of Delaware and simultaneously changed its name back to Metro Global Media, Inc. The Company's principal executive offices are located at 1060 Park Avenue, Cranston, Rhode Island 02910.

     Metro owns, produces and distributes adult motion picture entertainment. This includes the production and financing of feature films (full length motion pictures produced on film), feature videos (full length motion pictures produced on videotape), and video compilations, distributed primarily on video cassettes; the distribution of pay television and cable programming; and the ownership and administration of film copyrights. Metro digitizes selected titles from its existing file library to the CD-rom format. Metro's motion picture productions feature men and women in a variety of erotic and adult sexual situations.

   Metro also publishes and distributes a variety of adult magazines and paperback books. Metro publishes several special interest magazines under various trade names which it distributes through wholesalers located throughout the United States, Canada and Europe.

     Additionally, Airborne For Men, Ltd.(TM) ("Airborne for Men") a wholly-owned subsidiary of the Company, engages in (i) the retail sale of adult entertainment products through company-owned Airborne For Men retail stores and
(ii) the scale of franchises to operate Airborne For Men retail stores.

     In 1998, the Company launched AmazingOnline.Com website and Amazing Direct Mail Order. Amazing Online and Amazing Direct allow the Company's customers to access an adult shopping, live shows, photo galleries and to purchase the Company's products by mail order.

     The Company's principal executive offices are located at 1060 Park Avenue, Cranston, Rhode Island 02910. The Company's telephone number is (401) 942-7876.

                                 THE OFFERING

Securities Being Offered:        This Prospectus relates to the sale of 659,000
                              shares of Common Stock by the holders hereof, identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

                                 The shares of Common Stock offered by the
                              Selling Security Holders may be offered for sale from time to time by the holders in regular brokerage transactions, either directly or through brokers or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to then prevailing market prices.

                                 The Company will not receive any proceeds from
                              the sale of shares of Common Stock by the Selling Security Holders. All expenses of the registration of such securities are, however, being borne by the Company.

                                 The Selling Security Holders, and not the
                              Company, will pay or assume such brokerage commissions as may be incurred in the sale of their securities.

                                 The Common Stock is traded on the over-the-
                              counter market and quoted on the NASDAQ Small Cap Market. On November 25, 1998, the closing bid price was $2-27/32.

Total number of shares of
Common Stock
outstanding                   6,192,805

Total number of shares of
Common Stock being
Offered by Selling
Security Holders              659,000

Risk Factors                  The Common Stock offered hereby involves a high
                              degree of risk and you should consider carefully the factors specified under "Risk Factors" before electing to invest. See "RISK FACTORS."

Trading Symbol                Common Stock MGMA

                                 RISK FACTORS

          The securities offered hereby involve a high degree of risk and each prospective investor should consider certain risks and speculative features inherent in and affecting the business of the Company before purchasing any of the securities offered hereby. In considering the following risk and speculative factors, a prospective purchaser should realize that there is a substantial risk of losing his entire investment. Among these speculative factors which management considers pose the greatest risk to prospective investors include the following:

          Should the Company be successful in the registration of the Shares described herein, such an event may have a depressive effect on the then trading price of the Company's common shares.

          COMPETITION
          -----------

          The production and distribution of home video and cable television products are highly competitive, as each competes with the other as well as with other forms of entertainment. Furthermore, there is increased competition in the television industry evidenced by the increasing number and variety of basic cable and pay television services now available. Revenues for motion picture entertainment product depends in part upon general economic conditions, but the competitive position of a producer or distributor is still greatly affected by the quality of, and public response to, the entertainment product it makes available to the marketplace. There is strong competition throughout the home video industry, both from home video subsidiaries of several major motion picture studios and from independent companies. Nearly all of Metro's products compete with other products and services that utilize leisure time or disposable income.

          Additionally, the Company is in direct competition with other publishers of adult magazines and paperback books as well as all other forms of print media adult entertainment, including several more well-known national publications with substantially larger circulation than those of Metro's.

          GOVERNMENT REGULATION
          ---------------------

          Although the right to distribute adult videocassettes, magazines and CD-ROM products is protected by the First and Fourteenth Amendments to the United States Constitution, the First and Fourteenth Amendments, however, do not protect the dissemination of obscene material, and several states and communities in which Metro's products are distributed have enacted laws regulating the distribution of obscene material with some offenses designed as misdemeanors and others as felonies, depending on numerous factors. The consequences for violating the state statutes are as varied as the number of states enacting them. Similarly, 18 U.S.C.(S)1460 - 1469 contain the federal prohibitions with respect to the dissemination of obscene material, and the potential penalties for individuals (including corporate directors, officers and employees) violating the federal obscenity laws include fines, community service, probation, forfeiture of assets and incarceration. The range of possible sentences require calculations under the Federal Sentencing Guidelines, and the amount of the fine and the length of the period of the incarceration under those guidelines are calculated based upon the retail value of the unprotected materials. Also taken into account in determining the amount of the fine, length of incarceration or other possible penalty are whether the person accepts responsibility for his or her actions, whether the person was a minimal or minor participant in the criminal activity, whether the person was an organizer, leader, manager or supervisor, whether multiple counts were involved, whether the person provided substantial assistance to the government, and whether the person has a prior criminal history. In addition federal law provides for the forfeiture of: (1) any obscene material produced, transported, mailed, shipped or received in violation of the obscenity laws; (2) any property, real or personal, constituting or traceable to gross profits or other proceeds obtained from such offense; and (3) any property, real or personal, used or intended to be used to commit or to promote the commission of such offense, if the court in its discretion so determines, taking into consideration the nature, scope and proportionality of the use of the property in the offense.

          Because the Company is engaged primarily in the wholesale distribution of its products to other wholesalers and/or retailers, the Company believes it can regulate the communities to which it distributes its products. Management has taken steps to ensure compliance with all federal, state and local regulations regulating the content of its motion pictures and print products, by staying abreast of all legal developments in the areas in which its motion pictures and print products are distributed and by specifically avoiding distribution of its motion pictures and print products in areas wherethe local standards clearly or potentially prohibit these products. Moreover, the Company requires that certain video material be reviewed by an independent advisory panel comprised of two psychologists, a certified sex therapist, licensed marriage and family therapist, a certified sex educator and a licensed independent clinical social worker. Their review is directed to aspects of serious scientific value as set forth in the Miller test, because that aspect of the test is not limited by community standards but is concerned with whether a reasonable person would find such value in the material, taken as a whole. Although the Company undertakes to review, regulate and restrict the distribution of its materials in order to comply with all applicable statutes and regulations, there can be no assurance that the Company'sefforts will be successful in ensuring that the Company complies with all applicable state and federal statutes and regulations.

     ZONING MATTERS
     --------------

          Many of the communities in the areas in which Airborne intends to offer Airborne For Men franchises have enacted zoning ordinances restricting the retail sale of adult entertainment products. Airborne intends to open Airborne For Men stores and to permit the opening of Airborne For Men franchises only in locations where the retail sale of adult entertainment products is permitted. Naturally, there can be no assurances that the Company or its potential franchisees will be successful in obtaining suitable locations where the retail sale of adult entertainment products is permitted.

          Distribution rights to video cassettes, magazines and CD-ROM products are also granted legal protection under the copyright laws of the United States and most foreign countries, which provide substantial civil and criminal sanctions for unauthorized duplication and exhibition. Metro plans to take all appropriate and reasonable measures to secure and maintain copyright protection for all of its products under the laws of all applicable jurisdictions.

     COPYRIGHT PROTECTION
     --------------------

          Distribution rights to video cassettes, magazines and CD-ROM products are granted legal protection under the copyright laws of the United States and most foreign countries, which provide substantial civil and criminal sanctions for unauthorized duplication and exhibition. Although Metro plans to take all appropriate and reasonable measures to secure and maintain copyright protection for all of its products under the laws of all applicable jurisdictions, there can be no assurance that the Company will be successful in securing and maintaining necessary copyright protection.

USE OF PROCEEDS

     The Company will not realize any proceeds from the sale of shares of Common Stock by the Selling Security Holders. See "SELLING SECURITY HOLDERS."

DETERMINATION OF OFFERING PRICE

     The offering price of the securities described herein was not computed based on the assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price, the Company relied on the closing "bid" price" on November 25, 1998, as reflected in the over-the-counter (OTC) marketplace.

SELLING SECURITY HOLDERS

     The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the Selling Security Holders identified in the table indicated below (the "Selling Security Holders").

     The Selling Security Holders are offering for sale an aggregate of 659,000 shares of Common Stock.

     The following table sets forth the number of Shares being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holders, all of which is based upon information currently available to the Company.

                                              NUMBER OF
                              NUMBER OF       SHARES OF       NUMBER OF
                              SHARES OF     COMMON STOCK      SHARES OF
                            COMMON STOCK    TO BE SOLD IN   COMMON STOCK
          NAME             BEFORE OFFERING    OFFERING     AFTER OFFERING
          ----             ---------------  -------------  --------------

The Augustine Fund              509,000        509,000            0
Canadian Advantage L.P.         150,000        150,000            0

PLAN OF DISTRIBUTION

   SELLING SECURITY HOLDERS

   The Selling Security Holders are offering shares of Common Stock for their own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders.

   Each Selling Security Holder will, prior to any sales, agree (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

     The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders acting as principals for their own accounts in one or more transactions in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Alternatively, the shares of Common Stock may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Security Holders or the purchasers of the Common Stock.

     Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holder. There are possible limitations upon trading activities and restrictions upon broker-dealers effecting transactions in certain securities which may also materially affect the value of, and an investor's ability to dispose of, the Company's securities.

     The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement, of which this Prospectus is a part, to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

LEGAL PROCEEDINGS

     The Company is not subject to any legal proceedings. The Company is unaware of any governmental authority that is contemplating any procedure to which the Company is a participant.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

        The Directors and Executive Officers of the Company are as follows:

Name                     Age        Position
----                     ---        --------

A. Daniel Geribo         53         Director, President and Secretary
Alan S. Casale           48         Director
Dolores Guglielmi        59         Director
Janet M. Hoey            35         Treasurer

   Daniel Geribo was elected President in November 1996 and has served as President, Treasurer, Secretary and sole director of Capital Video Corporation, which operates a chain of retail video stores in the New England and upstate New York area since November 1994, and from September 1993 to November 1994 served as General Manager of Capital Video Corporation. From January 1983 to May 1993, Mr. Geribo served as President of Unfinished Furniture House, Inc., a chain of retail furniture stores.

   Alan S. Casale is a principal in the accounting firm of Casale, Caliri & Jeroma since 1987. Mr. Casale was formerly the principal of Cardello, Riccitelli & Casale who were the auditors of record of the Company from December 1992 to February 1993, and audited the financial statements of Metro for the years ended May 31, 1992 and May 31, 1991.

   Dolores Guglielmi has been a Registered Nurse Anesthetist for Associates in Anesthesia, Inc. a medical services provider, for more than five years.

   Janet M. Hoey was elected Treasurer of the Company in December 1997. Ms. Hoey was employed by the accounting firm of Ernst and Young from 1985 through 1990. From 1990 through 1996, Ms. Hoey was employed as controller and financial consultant for Quantum Resources, a forensic accounting and consulting company. Prior to joining Metro, Ms. Hoey was employed by Barnstable County Supply as its controller. Ms. Hoey is a certified public accountant.

   In addition to the Directors and Executive Officers listed above, Dennis Nichols is expected to make a significant contribution to the business of the Company and its subsidiaries. Dennis Nichols has served as President and sole director of Metro Inc. since its inception in 1990. From March 1992 to November 1994, Mr. Nichols served as President, Treasurer, Secretary and director of Capital Video Corporation, which operates a chain of retail video stores in the New England and upstate New York area.

   No director or executive officer serves pursuant to any arrangement or understanding between him or her and any other person(s), other than arrangements or understandings with directors and officers acting solely in their capacity, as such.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   The following table sets forth certain information regarding the Company's Common Stock beneficially owned as of November 30, 1998, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) by each of the Company's directors, and by all executive officers and directors as a group:

                                    NO. OF SHARES OF
COMMON STOCK                        PERCENTAGE OF
NAME AND ADDRESS                    BENEFICIALLY OWNED  BENEFICIAL OWNERSHIP (1)
Officers and Directors
----------------------
A. Daniel Geribo                          10,000  (2)             *
788 Reservoir Avenue, Suite 300
Cranston, RI 02910

Alan S. Casale                               620                  *
1140 Reservoir Avenue
Cranston, RI  02920

Dolores Guglielmi
27 Sherman Avenue
Lincoln, RI  02865                        24,600                  *

All Executive Officers and
 Directors as a group (4 people)          35,220                  *

Other 5% Beneficial Owners
--------------------------
Briana Investment Group, LP            1,492,903              23.35
c/o Helen Adderley, Esquire
Corner House
20 Parliament Street
Hamilton HM DX, Bermuda

Kenneth F. Guarino                       545,325  (3)          8.53
50 Fort Avenue
Cranston, RI 02905

Metro Plus                               385,000               6.02
1060 Park Avenue
Cranston, RI 02910

* Beneficial ownership represents less than 1% of the outstanding common stock.

(1) Assumes 6,192,805 shares of Common Stock issued and outstanding at November 30, 1998, and 200,000 unexercised stock options.

(2)  Includes 10,000 unexercised stock options

(3)  Includes 200,000 unexercised stock options


DESCRIPTION OF SECURITIES

   The Company is authorized to issue up to 10,000,000 shares of Common Stock, par value $.0001 per share, 2,175 Series A Cumulative Preferred Stock, par value $.0001 per share, and 2,000,000 shares of Preferred Stock, no par value per share. As of the date hereof, 875 of the Series A Cumulative Preferred Stock was issued and outstanding and none of the Preferred Shares were outstanding and there were 6,192,805 Common Shares outstanding.

   Holders of Common Shares are entitled to one vote per Common Share on all matters to be voted on by Shareholders. The Common Shares do not have cumulative voting rights. A majority vote is sufficient for most other actions requiring the vote or concurrence of Shareholders.

   All holders of Shares of Common Stock are entitled to share equally in dividends when and if declared by the Board of Directors out of funds legally available therefor. It is anticipated that the Company will not pay cash dividends on its Shares in the foreseeable future. In the event of liquidation or dissolution of the Company, whether voluntary or involuntary, holders of the Shares are entitled to share equally in all assets of the Company legally available for distribution to Shareholders. The holders of Shares have no preemptive or other subscription rights to acquire authorized but unissued capital stock of the Company, and there are no conversion rights or redemption or sinking fund provisions with respect to such Shares. All of the outstanding Shares and those Shares issued in accordance with this offering will be fully paid and non-assessable.

INTEREST OF NAMED EXPERTS AND COUNSEL

   No such interest.

DESCRIPTION OF BUSINESS.

   Metro Global Media, Inc. (the "Company" or "Metro") was incorporated, under the name South Pointe Enterprises, Inc. in Florida in November 1987. In February 1996, the Company changed its name from South Pointe Enterprises, Inc. to Metro Global Media, Inc.

        In November 1996, the Company merged into an inactive subsidiary (Metro Sub, Inc.) under the laws of the state of Delaware and simultaneously changed its name back to Metro Global Media, Inc.

MOTION PICTURE PRODUCTION AND DISTRIBUTION.

     Metro produces and distributes adult motion picture entertainment. This includes the production and financing of feature films (full-length motion pictures produced on film), feature videos (full-length motion pictures produced on videotape), and video compilations, distributed primarily on videocassettes; the distribution of pay television and cable programming; and the ownership and administration of film copyrights. Metro's motion picture productions feature men and women in a variety of erotic and adult sexual situations. The Classification and Rating Administration of the Motion Picture Association of America (the "MPAA"), a motion picture industry trade association, assigns ratings for age group suitability for theatrical and home video distribution of motion pictures. Submission of a motion picture to the MPAA for rating is voluntary, and Metro does not submit its motion pictures to the MPAA for review. However, with the exception of several titles which have been re-edited for cable television, most of the films and videos distributed by Metro, if so rated, would most likely fall into the "NC-17 --No Children Under 17 Admitted"/1/ rating category because of depiction of nudity and their sexually explicit content.

     Metro owns or has distribution rights to a library in excess of 3,000 titles available on videocassette. The Company has sold approximately 2,100,000 video cassettes during the fiscal year ended May 30, 1998, primarily to retail stores and wholesalers located in the United States. Many of Metro's original motion picture programs have been re-edited and licensed to cable television operators. Several of the titles in Metro's motion picture library have been obtained from third parties under distribution agreements pursuant to which Metro has acquired perpetual distribution rights, and in some cases limited foreign distribution rights, to the motion picture. Metro continues to expand its video distribution into international markets and has entered into license agreements with international distributors granting distribution rights to several of its motion picture titles in several countries outside the United States. Metro is in the process of converting its top-selling films and videos into the DVD format, which is expected to be the format of the future. Sales of DVD releases have surpassed the sales of the videocassettes on a title-by-title basis, and are expected to continually increase.

     During fiscal 1998, the Company released 3 new feature films, 75 feature videos, and 200 video compilations. During 1999, the Company expects to release 9 feature films, 138 feature videos, including 36 Magma titles, and 240 compilations, a 39% increase over fiscal 1998. The Company will continue to actively seek to acquire distribution rights to additional titles produced by third parties, and increase its efforts to distribute its library and new titles into domestic cable and satellite television markets as well as new international markets. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

________________________________

/1/"NC-17: No Children Under 17 Admitted" is a registered trademark of the Classification and Rating Administration of the Motion Picture Association of America, Inc.

PRODUCTION
----------

    Metro produces films and videos either solely or under arrangements with other producers, and is generally the principal source of financing for these motion pictures. In addition, Metro purchases outright, or licenses for distribution, completed films and videos produced by others. Acquired distribution rights may be limited to specified territories, specified media and/or particular periods of time.

    Motion pictures shot on film generally offer better production quality, utilize more elaborate production techniques and incur higher production costs than motion pictures shot on videotape. Many of Metro's new feature film releases are edited into several versions, depending on the media through which they are distributed. Metro has licensed several of its films and videos for showing on the Playboy Channel, a cable television channel produced by the publishers of Playboy Magazine/2/, as well as pay-per-view television. In general, versions of the films edited for cable or pay-per-view television are less sexually explicit than the versions edited for home video distribution. The Company has negotiated a variety of exclusive and non-exclusive licensing arrangements with several cable and pay television operators for several of its feature releases that have been produced during the past two fiscal years, including arrangements which permit unlimited showings for a defined duration in exchange for a one-time lump sum royalty payment, arrangements for which the Company is paid a fee based on the number of subscribers to the cable station and the number of times the Company's motion picture is shown, and arrangements pursuant to which the Company receives a commission based upon the revenues received by the pay television operators as a result of a showing of the Company's motion picture.

    In May 1998, the Company entered into a licensing deal with New Frontier Media, Inc. ("New Frontier"), a publicly traded adult satellite network company. New Frontier, through its wholly-owned subsidiary, Colorado Satellite Broadcasting ("CSB") launched "TeN: The Erotic Network" in August of 1998. New Frontier also owns the Ecstasy Network which consists of three 24-hour direct to home satellite channels. Metro will produce films and videos on a continuing basis to be broadcast on these networks. This deal involves the licensing of titles from the Company's library as well as new release titles.

     Additionally, in July 1998, the Company signed an agreement with Cable Entertainment Distributors ("CED") to represent Metro for adult programming through cable, television, satellite and stand-alone systems throughout the United States. As part of the agreement, the Company signed an output agreement with Playboy Entertainment Group. Under the agreement, the Company will supply Playboy with a minimum guarantee of 175 titles, of which 103 will be selected from Metro's existing film library and the balance from new productions over the next two years.

_______________________________

/2/"Playboy" is a registered trademark of Playboy Enterprises, Inc.

DISTRIBUTION
------------

     Metro distributes, for home video use, pre-recorded video cassettes, CD-ROM, video CD and DVD products, containing motion pictures owned or licensed by Metro. Wholesale distribution of Metro's home video products is accomplished through a distribution network of wholesalers located throughout the United States and Europe. Metro has contracted with video distributors in many major cities throughout the United States and Europe for the distribution of its home video products.

     In addition, Metro operates a regional distributorship for its own motion picture titles as well as the motion picture titles of other companies to retail outlets located throughout New England and upstate New York. Metro's New England region fulfillment activities are conducted from a centralized 64,000 sq. ft. facility in Cranston, Rhode Island.

     In January 1996, the Company entered into a Distributorship Agreement with Phantasm Video Productions, BV of Holland ("Phantasm"), one of the largest distributors of adult entertainment products in Europe. Pursuant to the Distributorship Agreement, Metro will provide Phantasm with a minimum average of 12 new titles per month during the term of the Agreement, and Phantasm shall serve as the exclusive distributor throughout Europe for those titles purchased by Phantasm for a 3-year period from release date. Under the Distributorship Agreement, Phantasm is required to purchase a minimum of 75,000 units during each six-month period during the term of the Agreement. In August 1996, the Company acquired the option to purchase all of the operating subsidiaries of Phantasm Holdings, BV of Holland. Under the terms of the Option Agreement, the Company has the option to acquire, at any time prior to July 31, 1999, the stock of Phantasm Video productions, B.V. Holland, Malibu Video productions GmbH of Germany, and Phantasm Video productions SARL of France, at a purchase price to be determined based on a multiple of earnings of these companies for the two years prior to the date of exercise of the option. Phantasm breeched the distribution agreement and was not in compliance with the terms of the Option Agreement. During fiscal 1998, the Company terminated the Agreement.

     In July 1996, the Company opened an international sales office in Flensburg, Germany. This sales office handles the sales of video rights throughout the world. This office also handles all international sales of CD-ROM, video CD, DVD products and magazines. Due to the termination of the agreement with Phantasm, this office will now handle the sale and distribution of Metro's finished goods product throughout Europe. The sales office was incorporated as a Gmbh in August 1998 and will be consolidated in the financial statements of Metro beginning in the first quarter of fiscal 1999.

DUPLICATION AND FULFILLMENT
---------------------------

     Metro creates and designs all artwork for promotional items and packaging and contracts for printing services. Over 50% of all videocassettes are duplicated at Metro's own duplicating facility located in Los Angeles County, California, with the remaining being contracted to independent laboratories. Metro markets and sells completed cassettes to distributors, retailers and mail order outlets in the United States. All international orders are handled from Metro's sales offices in Flensburg, Germany.

MAGAZINE PUBLISHING AND DISTRIBUTION
------------------------------------

     Metro publishes and distributes a variety of adult magazines and paperback books. Metro publishes several special interest magazines under various trade names which it distributes through wholesalers located throughout the United States, Canada and Europe. For example, the Company publishes several magazines featuring pictures of men and women engaged in erotic and sexually situations, magazines oriented to readers with specific sexual preferences, and magazines featuring photographs and short stories contributed by photographers and writers. Metro currently publishes 10 magazines which are distributed on a bi-monthly or quarterly basis.

     During fiscal 1998, Maxstone Media Group ("Maxstone") published four magazines under the AMATEURS EXTRA title. Distribution of this title was handled by outside distributors. Beginning in fiscal 1999, Maxstone will publish 12 magazine titles including a newly formatted magazine entitled AMAZING. This new format will be printed in seven languages and distribution agreements have been committed in all European countries as well as South Africa, Australia and New Zealand. The North American distribution will be handled by Metro. Each of the planned new publications will contain exclusive photos from Metro's extensive film and video library in an effort to cross-promote the product line in countries where Metro's video products are currently distributed.

     On July 31, 1998, the Company acquired Fanzine International, Inc. ("Fanzine"), a publishing company which produces a line of event driven, mainstream magazines, which are translated into seven languages and distributed to over twenty different nations. During fiscal 1998, Fanzine released Hit Sensations and Hit Sensations Specials on music, television, sports and Hollywood celebrities. Since inception, in the summer of 1997, consumers have spent over $20 million in purchases of better than 90 Fanzine domestic and foreign releases.

     Fanzine intends to expand its product base with a line of high-quality academic calendars as well as the launch of four major new monthly celebrity magazines, CELEBRITY STYLE, TEEN CELEBRITY, GYM and BURN.

     CELEBRITY STYLE and TEEN CELEBRITY (two of the largest launches in the entire magazine industry in 1998) will each distribute more than 700,000 copies on newsstands throughout the United States and Canada beginning in October of 1998. Both publications take advantage of the heightened interest in entertainment celebrities and their lifestyles. Competitive sales data indicates that this genre is currently hotter than any other. GYM and BURN will offer practical health, fitness and nutritional advice for today's male reader. Like CELEBRITY STYLE and TEEN CELEBRITY, GYM and BURN will feature strong editorial content as well as exceptional packaging quality. They are scheduled to hit newsstands during the first quarter of 1999, with projected distributions of 250,000 each.

PRODUCTION AND FULFILLMENT
--------------------------

     Production for Metro is carried out by several independent companies. Production contracts are entered into on a series rather than a single title basis and are fixed-price with provisions for cost of labor, material and specification adjustments. These contracts, subject to certain limitations, may be terminated by Metro or the production company.

     All of Metro's publications are printed by independent third parties.
Metro has had a longstanding relationship with a printer in the United States, who is also a printer of other magazines that compete with Metro. Nonetheless, Metro believes that generally there is an adequate supply of printing services available to Metro at competitive prices, should the need arise. All of Metro's production and printing activities are coordinated through its facility located in Los Angeles County, California.

     Wholesale distribution of Metro's publications is accomplished through a distribution network of wholesalers located throughout the United States and Canada. Metro has contracted with magazine distributors in many major cities throughout the United States for the distribution of its publications.

     During fiscal 1999, the Company entered into consulting agreements with two individuals with expertise in the areas of production, marketing, sale and distribution of magazines and other periodicals. The consultants shall provide such services as reasonably necessary to promote and further the appointment of Metro as a secondary national distributor of periodicals for publishers and distributors that Metro is not presently servicing. The consultants will coordinate with publishers and distributors for the appointment of Metro as a secondary distributor and establish and maintain, for Metro, a customer base for such periodicals.

     In addition, Metro operates a regional distributorship for its own publications as well as adult magazines produced by other parties to retail outlets located throughout New England and upstate New York. Metro's New England and New York 's region fulfillment activities are conducted from a centralized facility in Cranston, Rhode Island.

     Fanzine's extensive group of publications utilizes the services of multiple printers, all of whom perform their services on terms which are extremely beneficial to the Company. The on-going relationships with these printers allow the Company a flexibility of options that few others can match. Distribution for the Fanzine line is realized through mass market circulation to supermarkets, drugstores, convenience stores, discount/department, newsstands and transportation centers. Additionally, Fanzine has direct-to-retail relationships with many major North American bookstore chains.

COMPETITION
-----------

     Metro meets with direct competition from other publishers of adult magazines and paperback books as well as all other forms of print media adult entertainment, including several more well-known national publications with substantially larger circulation than those of Metro.

RETAIL AND FRANCHISE SALES
--------------------------

    In May 1994, the Company formed Airborne For Men, Ltd. ("Airborne for Men"), a wholly-owned subsidiary which engaged in (i) the retail sale of adult entertainment products through company-owned

Airborne For Men(TM) retail stores and (ii) the sale of franchises to operate Airborne For Men(TM) retail stores. Airborne For Men(TM) stores are upscale, adult-oriented establishments decorated in a aviation-theme motif, and represent a complete departure from traditional outlets for adult entertainment products. Airborne For Men(TM) stores differ markedly from traditional adult video retailers, both in product line and presentation. In addition to selling adult video and magazine products, each Airborne For Men(TM) store sells nationally recognized name brand men's casual clothing and accessories, such as leather bomber jackets, footwear, underwear and shaving supplies.

     In September 1994, Airborne For Men completed the acquisition of 100% of the outstanding capital stock of Eastern Sales, Inc., a Rhode Island corporation. See "Certain Relationships and Related Transactions." Eastern Sales, Inc. operates a retail adult video and book store in Johnston, Rhode Island, which opened as the first Company-owned Airborne For Men(TM) retail store in October 1994. The exterior of the Johnston, Rhode Island, store has a building-wide mural reflecting Airborne's military/aviation motif, with a Quonset-hut style entrance and a World War II vintage jeep projecting from the facade. In April 1995, the Company's first Airborne For Men(TM) franchise opened in Providence, Rhode Island. The Company opened a second Airborne For Men(TM) store in East Providence, Rhode Island, in March 1995, and a third Airborne For Men store in Northboro, Massachusetts, in May 1995.

     Effective January 31, 1996, Airborne for Men sold to Capital Video Corporation the stock of its wholly-owned subsidiary, A.F.M. Limited, and, effective November 30, 1995, Airborne for Men sold to Capital Video Corporation the stock of its wholly-owned subsidiaries, Eastern Sales, Inc., a Rhode Island corporation, and Airoldco, Inc. (formerly known as Airborne East, Inc.), a Rhode Island corporation.

     As a result of the transaction, Airborne for Men has a total of 6 franchisee-owned Airborne for Men(TM) retail stores (of which five are owned by Capital Video Corporation) as of May 30, 1997. The transaction reflected Airborne's desire to shift its focus from retail store management to franchise development, thereby permitting the Company to open Airborne for Men locations without incurring the start-up expenses associated with completing the store build out and compiling an opening inventory. The transaction improved the Company's overall cash flow because it significantly reduced the Company's debt service requirements and dramatically reduced the Company's debt-to-equity ratio.

     In connection with the November 30, 1995, transaction, Capital Video Corporation agreed to assume indebtedness of Airborne to Kenneth F. Guarino and the indebtedness of Metro, Inc. to Metro Equipment Company and a portion of the indebtedness of Metro, Inc. to Metro Equipment Company for a total of $622,928 plus accrued interest of $103,656.

     In connection with the January 31, 1996, transaction, Capital Video Corporation agreed to assume the balance of indebtedness of Metro, Inc. to Northstar, as well as a portion of the indebtedness of Metro, Inc. to Metro Plus Company totaling $350,361.

     Capital Video Corporation, which operates a chain of 34 retail video and magazine stores throughout New England and upstate New York, of which 5 are Airborne for Men(TM) franchises, and Airborne For Men agreed to waive the standard Airborne for Men(TM) franchise fees. Because of Capital

Video Corporation's extensive retail experience in the industry, Airborne anticipates that it will be required to provide less management, inventory control and marketing services to Capital Video Corporation than it would to a less experienced franchisee; accordingly, Airborne agreed to reduce by 50% its standard Airborne for Men royalty fees. In connection with the acquisition of A.F.M., Limited, Capital Video Corporation and Airborne For Men agreed that the store owned by A.F. M. Limited would constitute the first of Capital Video Corporation's four (4) conversion stores and that Capital would be permitted to satisfy its remaining three store obligation either by converting existing Capital Video Corporation locations or opening new Airborne For Men(TM) locations on or before December 1996. No franchise fees were recognized for fiscal year May 1997.

     To enhance Airborne's growth opportunities, the Company has employed a strategy of pursuing franchised Airborne For Men(TM) retail stores. The extent to which a prospective market will be developed, will be determined by evaluating a number of different criteria, including available resources and the interest generated by prospective franchisees. Airborne retained a franchise development consultant to assist in the preparation of a retail store franchise package, and has completed registration of its Franchise Offering Circular in the States of Rhode Island, New York, California and Connecticut, and has received an exemption from the registration requirements in the State of Florida. In addition, as a result of its franchise registration in Rhode Island, Airborne is permitted to offer franchises in approximately 28 states, including Massachusetts, Pennsylvania and New Jersey, in which registration of franchise offerings is not required.

     Under Airborne's franchising program, the Company will grant to a franchise owner the right to develop one or a specified number of Airborne For Men(TM) retail stores at an approved location. Prior to the opening of an Airborne For Men(TM) franchise, franchisees will be required to execute Airborne's standard franchise agreement. This form of agreement governs the operation of a single Airborne For Men store for a period of ten years. Airborne For Men(TM) franchisees will be required to pay Airborne an initial franchise fee of $20,000, plus an additional $10,000 if the Company selects the sight, a signed lease expense of $6,000 to $10,000, weekly royalties ranging from 5% to 8% of gross sales, and weekly advertising fees of 1% of gross sales. Each franchise owner will have the sole responsibility for all financial commitments relating to the opening and operation of an Airborne For Men(TM) franchise, including rent, utilities, payroll and other incidental expenses. In addition, franchisees will be required to purchase all of its video and magazine inventory from Metro and all of its men's casual wear and accessories from approved vendors, and will be required to expend an additional 2% of gross sales on advertising expenses. The estimated total initial investment per franchise will range from approximately $165,000 to $230,000, depending on the amount of leasehold improvements, inventory and other start-up expenses required for the proposed franchise location.

     Airborne will assist franchisees by approving prospective Airborne For Men(TM) locations and, if necessary, by finding and securing appropriate Airborne For Men(TM) locations. In addition, Airborne will provide franchisees with specifications and layouts for each approved Airborne For Ment(TM) location, an initial training program, a start-up marketing program, and on-site consultation and guidance, as requested. Airborne will provide extensive product and support services to its franchise owners, and will derive income from providing these products and services. With the possible exception of offering net 30-day terms on sales of inventory to credit-worthy franchisees, Airborne does not intend to provide financing to prospective franchisees. Airborne has not set specific requirements as to who may become an Airborne for Men(TM) franchisee; rather, franchisees will be approved by Airborne based upon management's assessment of the prospective franchisee's net worth, available working capital, business acumen and financial ability to successfully operate an Airborne For Men(TM) franchise.

     To date, the Company has financed its investment in Airborne's franchise operations through cash flow from operations. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations "). The Company anticipates that the revenues derived from the sale of franchises will offset the costs associated with offering and assisting franchisees in opening Airborne For Men franchises.

     The Company is in the process of re-evaluating the Airborne concept. The Company is working with CVC in the launching of a new concept that will be geared towards women and couples. The Company has retained top designers and marketing specialists to assist in the creation of this futuristic store. CVC has selected the flagship site and construction is underway. The new store, located in Rhode Island, is scheduled to open in January 1999. It is Metro's intention to market this new store concept to attract new franchises.

COMPETITION
-----------

     Although the Company has distinguished Airborne For Men(TM) stores from traditional adult video retailers in product line and presentation, both Company-owned and franchised Airborne For Men(TM) stores compete with existing adult video retailers who may be situated in better locations. Airborne's franchise operation also competes with many well-established and successful franchisers in the sale of franchises.

ARCUS MEDIA GROUP, INC.
-----------------------

     In October 1994, the Company formed Arcus Media Group, Inc. ("Arcus"), a wholly-owned subsidiary. In November 1994, Arcus acquired certain assets, including equipment and key technical personnel, of Innovative Data Concepts Incorporated, a Pennsylvania corporation previously engaged in computer software development. During the fourth quarter of fiscal 1995, Arcus determined that it would be more efficient and cost-effective to engage independent contractors to digitize and convert the Company's motion pictures into the CD-ROM format, and to acquire distribution rights to CD-ROM interactive games authorized by independent software developers. Accordingly, Arcus reduced its in-house technical workforce and relocated its sales and marketing operation to the Company's Rhode Island facility, and the approximately $419,000 in unamortized cost allocated to the previously capitalized employment contract was expended at May 30, 1995. In May 1995, Arcus filed suit against IDC alleging misrepresentation in connection with the transaction. On May 30, 1996, the suit filed by Arcus against IDC was settled. As a result of the settlement, the Company received from IDC 75,000 shares of the 160,000 shares of the Company originally issued to IDC as part of the November 10, 1994, Asset Purchase Agreement. Effective May 30, 1997, Arcus Media Group was liquidated and has become a division of Metro, Inc. which will continue CD-ROM product sales and development under the trade name Arcus

Media Group.

     Metro has and intends to continue to digitize and convert selected titles from the Company's existing film library to the CD-ROM format, under the Arcus trade name. Arcus has and will continue to develop technically sophisticated products on the most popular personal computer platforms, currently Microsoft Windows/3/ and Apple Macintosh CD-ROM, primarily for use in home personal computers. Arcus has released 35 full-length CD-ROM titles in the hybrid Windows/ Macintosh platform as of May 31, 1998. To capture international sales opportunities, Arcus expects to release these CD-ROM titles utilizing Video CD technology, which will permit playback on both the CDI and MPEG platforms. Future product releases by Arcus will be dependent on the continued market acceptance of its initial product releases.

     Arcus' CD-ROM products enable viewers to enjoy full-screen, full-motion (30 frames per second) CD-ROM visual display. Arcus' product development process includes design, prototyping, programming, computer graphic design, animation, sound and video recordings and quality assurance. Arcus has and expects to continue to utilize third-party designers, artists and programmers to introduce creative and technically superior products. The success of software product development is unpredictable due to the technological complexity, inherent uncertainty in anticipating technological developments, the need for coordinated efforts of numerous technical personnel in such development and the difficulties in identifying and eliminating errors prior to product release.

     Preparation of master CD-ROM discs, user manuals and promotional materials as well as duplication of the CD-ROM discs and printing of the user manuals and packaging has been and will be performed by outside developers to Arcus' specifications. Arcus does not anticipate experiencing any material difficulties and delays in the manufacture and packaging of its products. Distribution of Arcus' CD-ROM products is accomplished through the same distribution network of wholesalers and retailers to whom Metro distributes its adult video products and computer software distributors and retailers. Order fulfillment is coordinated through Metro's Rhode Island distribution facility.

     Sales of consumer software are highly dependent on the availability of relatively inexpensive personal computers. Major computer manufactures have continued to enhance their lower-end product offerings to consumers by increasing the power and speed of these machines without significantly increasing the price. The inclusion of CD-ROM technology in home personal computers and the decline in prices for CD-ROM hardware will contribute to the demand for CD-ROM software products that can utilize the graphics, sound and data capabilities of the latest hardware technology.

     Although Arcus intends to focus on digitizing selected titles from the Company's existing film library for the foreseeable future, Arcus also intends to engage in the distribution of other adult-theme digital multimedia projects such as interactive games. The Company launched its first CD-ROM inter-active game in July of 1995, Virtual Valerie II, which has been quite successful. The revenue

______________________________

     /3/Microsoft and Windows are registered trademarks of Microsoft Corporation. Macintosh is a registered trademark of Apple Computer Inc.

generated by Virtual Valerie II since its release through the fiscal year ended May 30, 1998, is in excess of $1,000,000. Based on the success of its first CD-ROM inter-active game offering, Arcus is continuing to look for other opportunities in this arena. Arcus' ability to successfully market these products will depend on continued market acceptance of its initial products and the availability of independently produced adult CD-ROM interactive games.

     During 1998, the Company created the "Amazing Interactive Digizine", a magazine style format on a CD-ROM. The Digizine features film clips and photos of new release adult films, video centerfolds, fiction and product reviews. Agreements have been put in place to release future issues of the Digizine through established mass media distribution channels. With its special packaging, it will be available at newsstands, bookstores, video stores and computer stores.

     In November 1997, Arcus Media Group released the first adult related full featured Digital Versatile Disk ("DVD") title, "Zazel". "Zazel", an award winning movie, featuring an automated photo gallery, full motion chapter index and star biographies captured the adult entertainment audience. After completing four titles, Arcus Media Group released "Red Vibe Diaries", another first in technology advancements. Fully automated menu icons drew the attention of "Forbes" magazine and "U.S. News" for technological design advancements.
With the Arcus development team leading the new revolution in home video DVD, another first in technological design breakthrough was at hand. True Perspective multiple angle was introduced on "Taboo #17" and was immediately recognized by major motion picture studios at the premier of the Las Vegas V.S.D.A. Show. True Perspective technology allows the viewer to watch the same moment in time from two distinctive angles.

     Additional features, never done before in the adult arena, were introduced into the "Director's Cut" edition with director's narration, exclusive behind the scenes footage and future DVD preview releases. The Company plans to release the DVDs with multiple language selection to enable immediate international distribution to a pre-existing European market. Metro has released 9 DVD titles as of May 30, 1998, and 36 titles are currently being developed.

     With funding planned for additional titles and incredible demand for this high quality video format, Arcus continues to push the limits of DVD technology. According to Adult Video News ("AVN") the industry's leading publication, "Metro's DVD is a breakthrough in digital video and their CD-ROM technologies are distinctive and groundbreaking. The DVD is a step ahead of the rest, and the Amazing Digizine is something to look forward to".

     The Company has no way of accurately assessing the amount of capital resources that will be required to develop future projects, or the amount and extent of financing that will be available to meet these requirements. The Company, in connection with the development of Arcus products, incurred approximately $200,000 to $250,000 of operating costs during fiscal 1998. The Company has financed, and will continue to finance, its investment in Arcus brand products through cash flow from the Company's operations.

COMPETITION
-----------

     There are several competitors of Arcus that have already released adult CD-ROM and DVD titles and interactive games, many of whom have significantly greater financial, technical and marketing resources than those of Arcus. Moreover, Arcus believes that new competitors are increasing their focus on the consumer software market which will result in greater competition for Arcus.

WWW.AMAZINGONLINE.COM
---------------------

     With the launch of amazingonline.com website and the continued demand from our members for information about purchasing our products, the launch of the world's largest adult shopping mall was inevitable. From design inception, creating a full featured, user friendly shopping interface was the first priority. Customer identification with childproof functions were incorporated into the design parameters. Other features include order tracking, previous customer billing and shipping information to simplify future purchases for the
consumer.   With all major video, novelty and lingerie manufactures' products available and new release pre-ordering capabilities, future growth of online purchasing is assured to be a substantial revenue source for years to come. The on-line mall commenced operations on July 1, 1998, and the user base has been increasing weekly.

     At amazingonline.com, there are 2 separate sections available to the public. One section is created for visitors who wish to peruse the site and the other is for those who are members who subscribe to the site for a monthly or bi-monthly fee. The members' section allows them to take full advantage of (a) live shows; (b) 10 % discount on items advertised on our Shopping Mall; viewing access to exclusive star biographies; (d) an extensive photo gallery and (e) video clips & previews and much more.

     In addition to our Shopping Mall, another area of concentration is our "People Connection". In this area of the site, developed from our Contact Magazines, members have access to browse advertisements from real people in any geographical area and contact them directly.

     Our site also allows members the opportunity to download movie clips and erotic stories, view live video and join adult chats. Due to the way amazingonline.com was created, this site offers a fully interactive online experience.

DIRECT MAIL ORDER
-----------------

     Amazing Direct was formed in March 1998, as a direct mail order company. The Company plans to build a customer data base through advertisement in adult magazines as well as purchasing or renting customer lists. Brochures are mailed on a quarterly basis to approximately 150,000 active customers. The company had one mailing during fiscal 1998. All orders are taken via phone or mail and sent to the Cranston, RI, warehouse for fulfillment.

        The Company anticipates over 100% growth during fiscal 1999, as the customer database continues to expand. Amazing Direct is currently matching phone numbers and addresses from its audiotext business to target these customers on the next catalog mailing.

COMPETITION
-----------

     Competition in the mail order business is high. The Company competes with such businesses as Adam and Eve, Leisure Time and Video Age. It is the Company's belief that it can continue to penetrate this line of business by continuing to increase its database.

MAJOR CUSTOMERS
---------------

     Capital Video Corporation operates approximately 34 video and magazine retail stores in the New England and upstate New York areas and accounted for approximately 47% of Metro's net sales for the fiscal year ended May 30, 1998, 39% of Metro's net sales for the fiscal year ended May 31, 1997, and 32% of Metro's net sales for the fiscal year ended May 31, 1996. See "Certain Relationships and Related Transactions". No other customer accounted for more than 10% of Metro's net sales for the fiscal years ended May 30, 1998, 1997 and 1996.

TRADEMARKS AND TRADE NAMES
--------------------------

     Metro owns or licenses numerous trademarks and copyrights that it uses in its video and magazine businesses. Its most important trademarks are METRO(TM), INTROPICS(TM), CAL VISTA(TM), MAGMA(TM), ULTRACOLOR PUBLICATIONS(TM), AMAZING(TM), TOXXXIC(TM), METRO PRIME CUTS(TM), TABOO(TM), ONLY THE BEST(TM), CASTING CALL(TM), BABES ILLUSTRATED(TM), SOHO(TM), ARCUS(TM), SUPERSHOTS(TM), RAGE(TM) and PULSE(TM). Airborne For Men has filed trademark registration applications with respect to its AIRBORNE FOR MEN tradename and logo. The Company believes that the name recognition and image that it has developed in each of its markets significantly enhance customer response to its sales promotions. Accordingly, trademarks and copyrights are important to the Company's business and the Company intends to aggressively defend them.

     The Company acquired the trademarks HIT SENSATIONS, CELEBRITY STYLE and TEEN CELEBRITY through its acquisition of Fanzine.

BUSINESS ACQUISITIONS AND OTHER ACTIVITIES.
-------------------------------------------

     In August 1997, Rocket Media Group, LLC, a wholly-owned subsidiary of Metro, Inc., entered into a joint venture with Salmill Enterprises, Inc. for the purpose of magazine publishing. Under the terms of the agreement, Rocket contributed a sub-license agreement for the rights to certain titles, names and materials and Salmill contributed its publishing and circulation expertise into a newly-formed entity, Maxstone Media, LLC. The Company recorded its capital contributions at zero and included Maxstone Media's results from operations in the consolidated financial statements. Minority interest amounted to $18,220 at May 30, 1998.

     In March 1998, the Company acquired an 80% interest in Amazing Direct, a Nevada Corporation, by purchasing 400 shares of its outstanding stock at $2.00 per share. Amazing Direct, a mail order company, has rights to a licensing agreement to distribute certain products under the Hustler name.

     On July 31, 1998, the Company acquired 100% of the stock of Fanzine International, Inc. ("Fanzine") for a preliminary purchase price of $7,500,000 in a transaction approved of by the Company's Board of Directors. Fanzine, which began operations on August 1, 1997, publishes event driven, mainstream magazines translated into seven languages and distributed worldwide. The acquisition price consists of $4,000,000 cash, and 1,000,000 restricted shares of the Company's common stock with put option rights at $8.00 per share to be exercised by the selling shareholder's during the second year on a quarterly basis, if certain minimum earnings, as defined, are met. However, during Fanzines' first year of operations, the Company has the right to call the shares at the greater of $6.00 per share or 75% of the market price. The acquisition agreement also provides for a reduction in purchase price if Fanzine's results of operations do not meet certain minimum earnings.

     Management is presently obtaining an independent valuation to finalize the preliminary estimated purchase price of $7,500,000. The Company's right to redeem its shares during the first year and on the selling shareholder's right to put the shares to the Company in the second year could result in an estimated increase in purchase price ranging from $2,500,000 to $4,500,000. These adjustments to the purchase price could have a material impact on the pro-forma information, as presented below, and to the future consolidated results.

     The acquisition will be accounted for as a purchase. The excess of the purchase price over the fair market values of net assets acquired, which include, among others, licences, trademarks, and distribution rights, will be allocated principally to goodwill and amortized over fifteen years.

     The cash portion of $4,000,000 is being financed by a long-term convertible debenture. Management anticipates financing the contingent consideration, if any, to be paid in the near future through Fanzine's cash flow resulting from profitable operations.

     As the acquired company (Fanzine) financial statements only include eleven months of operations from inception through June 30, 1998, the following selected unaudited pro-forma information is being provided to present a summary of the continued results of the Company and Fanzine as if the acquisition had occurred on August 1, 1997:

Pro-Forma information (Unaudited)
(In thousands, except per share data)

                        YEAR ENDED MAY 30, 1998 (ONLY)
                        ------------------------------
               Net sales                           $30,137
               Net Income                            1,140
               Earnings Per Share:
                   Basic                               .25
                   Diluted                             .20

The pro-forma results include amortization of the intangibles and interest expense on debt issued to finance the purchase. The pro-forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the fiscal period presented, nor are they necessarily indicative of future consolidated results.

GOVERNMENT REGULATION
---------------------

     The right to distribute adult videocassettes, magazines and CD-ROM products is protected by the First and Fourteenth Amendments to the United States Constitution, which prohibit Congress or the various states from passing any law abridging the freedom of speech.

     The First and Fourteenth Amendments, however, do not protect the dissemination of obscene material, and several states and communities in which Metro's products are distributed have enacted laws regulating the distribution of obscene material with some offenses designed as misdemeanors and others as felonies, depending on numerous factors. The consequences for violating the state statutes are as varied as the number of states enacting them. Similarly, 18 U.S.C.(S)1460 - 1469 contain the federal prohibitions with respect to the dissemination of obscene material, and the potential penalties for individuals (including corporate directors, officers and employees) violating the federal obscenity laws include fines, community service, probation, forfeiture of assets and incarceration. The range of possible sentences require calculations under the Federal Sentencing Guidelines, and the amount of the fine and the length of the period of the incarceration under those guidelines are calculated based upon the retail value of the unprotected materials. Also taken into account in determining the amount of the fine, length of incarceration or other possible penalty are whether the person accepts responsibility for his or her actions, whether the person was a minimal or minor participant in the criminal activity, whether the person was an organizer, leader, manager or supervisor, whether multiple counts were involved, whether the person provided substantial assistance to the government, and whether the person has a prior criminal history. In addition, federal law provides for the forfeiture of: (1) any obscene material produced, transported, mailed, shipped or received in violation of the obscenity laws; (2) any property, real or personal, constituting or traceable to gross profits or other proceeds obtained from such offense; and (3) any property, real or personal, used or intended to be used to commit or to promote the commission of such offense, if the court in its discretion so determines, taking into consideration the nature, scope and proportionality of the use of the property in the offense.

        Because the Company is engaged primarily in the wholesale distribution of its products to other wholesalers and/or retailers, the Company can regulate the communities to which it distributes its products. Management has taken steps to ensure compliance with all federal, state and local regulations regulating the content of its motion pictures and print products, by staying abreast of all legal developments in the areas in which its motion pictures and print products are distributed and by specifically avoiding distribution of its motion pictures and print products in areas where the local standards clearly or potentially prohibit these products. In addition, the Company requires that certain video material be reviewed by an independent advisory panel comprised of two psychologists, a certified sex therapist, a licensed marriage and family therapist, a certified sex educator and a licensed independent clinical social worker. Their review is directed to aspects of serious scientific value as set forth in the Miller test, because that aspect of the test is not limited by community standards but is concerned with whether a reasonable person would find such value in the material, taken as a whole. In light of the Company's efforts to review, regulate and restrict the distribution of its materials, management believes that the distribution of Metro's products does not violate any statutes or regulations.

     Many of the communities in the areas in which Airborne intends to offer Airborne For Men(TM) franchises have enacted zoning ordinances restricting the retail sale of adult entertainment products. Airborne intends to open Airborne For Men(TM) stores and to permit the opening of Airborne For Men(TM) franchises only in locations where the retail sale of adult entertainment products is permitted.

     Distribution rights to video-cassettes, magazines and CD-ROM products are also granted legal protection under the copyright laws of the United States and most foreign countries, which provide substantial civil and criminal sanctions for unauthorized duplication and exhibition. Metro plans to take all appropriate and reasonable measures to secure and maintain copyright protection for all of its products under the laws of all applicable jurisdictions.

EMPLOYEES
---------

     As of May 30, 1998, the Company and its subsidiaries employed approximately 130 persons. It is projected that the Company and its subsidiaries will employ approximately 150 persons by the end of fiscal 1999.

DESCRIPTION OF PROPERTIES
-------------------------

    The Company's principal administrative offices, consisting of approximately a 64,000 square- foot office, warehouse and shipping complex, is located in Cranston, Rhode Island. See "Certain Relationships and Related Transactions". This facility, which is leased by the Company, houses Metro's administrative, editorial and operational offices; the data center, customer service, and warehouse and fulfillment facilities. Metro also leases approximately 32,000 square feet of warehouse space in Los Angeles County, California. This site also houses Metro's duplicating laboratory. Because Metro's Rhode Island warehouse facility is not yet at full productive capacity, management of the Company believes that its current facility is suitable and adequate for the foreseeable future. The Company also leases approximately 500 square feet in Felnsburg, Germany, for its international sales.

   The Company's principal executive offices, which are leased by the Company, consists of approximately 2,500 square-feet, and are located in Cranston, Rhode Island. See "Certain Relationships and Related Transactions".

LEGAL PROCEEDINGS
-----------------

   The Company is not subject to any legal proceedings. The Company is unaware of any governmental authority that is contemplating any procedure to which the Company is a participant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
--------------------------------------------------------------------------
OPERATIONS
----------

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED AUGUST 29, 1998 VERSUS THREE MONTHS ENDED AUGUST 30, 1997.

   The Company's revenues increased $2,968,847 to $7,065,068, for the three months ended August 29, 1998. This represents a 72% increase from revenues of $4,096,221 for the three months ended August 30, 1997. Revenues consist principally of sales of prerecorded videocassettes, magazines, electronic software products and related items. The increase in revenue is primarily attributable to: (1) revenue of Fanzine ( a newly acquired subsidiary) of $1,981,736, (2) revenue of Maxstone of $150,331 and (3) an increase in revenue of Metro, Inc. of $741,285. For the quarter ended August 29, 1998 Fanzine distributed 14 products, comprised of magazines, posters and calendars. Revenue is expected to greatly increase in the second quarter due to the release of Celebrity Style, a new monthly magazine. Revenues for Metro, Inc. increased $741,285 over the comparable prior period due to increased sales of videos, DVDs and novelties. For the quarter ended August 29,1998, the Company released 21 feature videocassettes, 55 video compilations, and 3 video packs as compared to 17 feature videocassettes and 36 video compilations, an increase of 49%.

   Costs of revenues (including amortization of film costs) for the three month period ended August 29, 1998 increased to $4,153,050 from $2,846,207 for the corresponding period in the prior year. Costs of revenues as a percentage of revenues in the first quarter of fiscal 1998 was 59% as compared to 69.5% in the first quarter of fiscal 1997. The primary reason for this increase in the cost of revenue was the following: (1) cost of revenue associated with Fanzine of $821,920 and (2) increase in cost of revenue of Metro, Inc. of $332,505 due to the increase in sales. The improvement in the gross margin of 41% for the quarter ended August 29, 1998 as compared to a gross margin of 31% for the quarter ended August 30, 1997 is primarily attributable to the gross margin of Fanzine of 59%.

   Selling, general and administrative (SG&A) expenses for the three months ended August 29, 1998, increased 24% to $1,891,774 from $1,527,257 for the three months ended August 30, 1997. Selling, general, and administrative expenses, as a percentage of revenue, improved to 27% in 1998 as compared to 37.1% in the three months ended August 30, 1997. The primary reason for the improvement in the percentage is due to Fanzine having $21,556 in selling, general and administrative expenses on revenue of $1,981,736.

   Operating income for the three month period ended August 29, 1998 was $1,020,244 as compared to operating loss of $(277,243) for the corresponding period in the prior year. Net income for the quarter ended August 29, 1998 was $577,508 as compared to a net loss of $(228,458) for the quarter ended August 30, 1997, resulting in a basic earning (loss) per share of $.10 for the quarter ended August 29, 1998 and ($.06) for the quarter ended August 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES AT AUGUST 29, 1998

   Cash and cash equivalents amounted to $423,988 at quarter-end. Cash used in operating activities amounted to $195,574 for the three months ended August 29, 1998, whereas net cash of $415,842 was provided by operations for the same period in the prior fiscal year. The Company's primary sources of cash in fiscal 1998 consisted of: (1) proceeds from issuance of preferred stock of $1,317,000, (2) proceeds from notes payable of $1,200,000 and (3) proceeds from issuance of convertible debentures of $1,000,000. The primary uses of cash for the quarter ended August 29, 1998 consisted of: (1) cash used in operating activities of $195,574, (2) investments in motion pictures and other films of $856,627, (3) acquisition of Fanzine for $2,000,000 and (4) purchases of property and equipment of $179,106.

   Working capital amounted to $2,447,481 in August, 1998 as compared to $3,378,438 in May, 1998. The net increase in accounts receivable of $1,782,164 was primarily due to the increase of sales for the quarter. Inventory increased $604,113 due to the increase in purchasing to support the increase in sales. Accounts payable and accrued expenses increased $464,681 due to increase purchasing and increased spending for film production.

   During 1998, notes payable totaling $300,000 were converted into 250,000 of the Company's restricted common stock.

   On July 1, 1998, the Company entered into an 8% convertible debenture totaling $200,000. The note is due on July 1, 1999, in either cash or common stock, at a conversion rate of $2.25 per share. Proceeds from the debenture were used for working capital.

   On August 1, 1998, the Company entered into notes payable totaling $1,000,000. The notes, which bear interest at 8%, are due August 1, 1999. Proceeds from the notes were used in the acquisition of Fanzine.

   On July 31, 1998, the Company entered into an 8% convertible debenture with a total offering of $7,000,000. The Company received proceeds of $1,000,000 in August, 1998 which was used in the purchase of Fanzine. The remaining $6,000,000 of the offering will be sold at the Company's option at calls of $500,000 each for a period of two years following the date of this agreement. The $1,000,000 debenture matures on July 31, 2000. Interest is payable on a quarterly basis. The holder of the debenture is entitled to convert, after 120 days of the agreement, the principal value into the Company's common stock at a discounted market price.

   During 1998, the Company entered into an Offshore Securities Subscription Agreement for convertible Preferred Shares pursuant to regulation S of the U.S. Securities Act of 1933. Under the terms of the agreement, the Company is to issue 2,175 shares of 1998 Series A Convertible Preferred Stock ("Series A Shares") at a price of $1,000 per share with a 5% cumulative dividend payable in common stock at conversion. For the quarter ended August 29, 1998, the Company received proceeds of $1,317,000, net of offering costs. The Company received proceeds of $846,500 during the quarter ended May 30, 1998. Proceeds from such agreement were used to fund working capital.

   The Series A Shares are convertible at a rate of 100 shares plus accrued dividends per week at 80% of the 15 day average closing bid price. These shares are subject to a 24 month mandatory conversion feature. For the quarter ended August 29, 1998, 700 shares and accrued dividends were converted into 280,059 shares of the Company's common stock.

   In addition to the Series A Shares the Company issued 400,000 warrants to purchase the Company's common stock at $1.50 per share commencing April 20, 1998 exercisable over 5 years.

   Of Metro's total accounts receivable at August 29, 1998, $2,280,072 (33%) as compared to $2,477,041 (49%) at May 30, 1998 is owed by Capital Video Corporation ("CVC"), a chain of retail stores of which a former officer/shareholder of the Company is the sole shareholder. Because of the amount of this receivable and the concentration of business with CVC, this receivable is monitored very closely. Metro has the personal guaranty of its one shareholder. Accordingly, no allowance for related party receivables and no related party bad debt expense has been recorded in the Company's financial statements.

   At August 29, 1998 the Company estimates 90 new feature films and videos which will be released during fiscal 1999. The completion of these movies will require approximately $2,500,000 to $3,000,000. Financing for these activities has been and will continue to be generated through operating cash flows as well as funds received from its line of credit.

   During June 1997, Metro, Inc. entered into a line of credit agreement with a finance company. Under the agreement, Metro, Inc. may borrow up to 75% of assigned accounts receivable less than 90 days old, up to a maximum of $1,500,000. The balance due under the line of credit bears interest at the prime rate plus 5% per annum. In addition, Metro, Inc. shall pay the finance company a collateral management or notification fee equal to 3/4 of 1% of sales submitted to the finance company for inclusion in the net security value of accounts receivable, but no more than $7,500 per month. The outstanding balance under the line is secured by accounts receivable of Metro, Inc and guaranties of the Company and certain officers/shareholders. The line of credit expires during June, 1999, but includes an option for an additional year. As of August 29, 1998, the balance on the line of credit was $548,438.

Capital Expenditures: Capital expenditures in the first quarter ended August 29, 1998 amounted to $179,106 as compared to $56,044 for the quarter ended August 30, 1997. The Company anticipates that its capital expenditures for 1999 will be approximately $150,000 to $200,000 primarily used for computer equipment, duplicating and editing equipment. The company currently has a $150,000 remaining on a lease line available for its use which management believes is sufficient.

Management believes that funds provided by operations, existing and new line of credit, are adequate to meet the anticipated short-term and long-term capital needs. Management believes that inflation has not had a material effect on its operations.

Forward-Looking Statements

     This Form 10-QSB Report contains "forward-looking statements," including statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations," as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. Such forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. One such factor that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements would be government actions or initiatives, such as attempts to limit or otherwise regulate the sale of adult-oriented materials, including print, video and online materials.

FISCAL YEAR ENDED MAY 30 , 1998
COMPARED TO FISCAL YEAR ENDED MAY 31, 1997

     The Company had revenues of $20,391,134 for fiscal year 1998 as compared to revenues of $18,355,868 for fiscal year 1997, an 11% increase. Revenues consist principally of sales of pre-recorded video cassettes, magazines, novelties, CD's and DVD's. Increased revenues are primarily due to (1) increased video sales of $1,403,000; (2) increased sales of novelties of $587,000 and; (3) increased machine income of $128,000. These increases were partially offset by a decrease in magazine revenue of $455,000 due to the elimination of unprofitable issues and a consolidation of that product line in fiscal 1997. Additionally, the Company recognized $255,595 of revenue in fiscal 1998 from its interest in Maxstone Media.

     The Company released 3 new feature films, 75 feature videos, 200 video compilations and 20 video packs in fiscal 1998, an increase of 46.8% over the prior fiscal year. The Company intends to further increase its release schedule in fiscal 1999 to 9 feature films, 138 feature videos and 240 video compilations (a 39% increase) to accommodate recent licensing agreements which the Company has entered into with New Frontier Media, Inc. and its subsidiaries, Cable Entertainment Distributors and Playboy Entertainment.

     Cost of revenues (including amortization of film costs) increased 15.3% to $13,330,798 in fiscal 1998, as compared to $11,564,466 in fiscal 1997. Cost of revenues as a percentage of revenues increased to 65.4% in 1998, as compared to 63% in fiscal 1997. The principal reason for the increase in cost of revenues is due to the increase in film amortization from $707,522 in 1997 to $1,490,440 in 1998, an increase of over 100%. This increase in film amortization was a result of the 46.8% increase in the new release schedule as well as an adjustment to the amortization schedule based on revised estimates of revenues over their expected useful lives. Cost of revenues as a percentage of revenue, excluding revenues from Maxstone and film amortization costs, remained constant at 59% with the prior year.

     Selling, general and administrative costs decreased by $807,637 or 11.5% to $6,219,307 in 1998, as compared to $7,026,944 in 1997. As a percentage of revenues, selling, general and administrative expenses were 30.5% in 1998, as compared to 38.3% in 1997. The primary reasons for the decrease in the expenses are as follows: (1) decrease in advertising by $154,000 due to more concentrated advertising; (2) decrease in artwork by 109,000; (3) decrease in bad debt expense of $154,000 as there were no unusual charge-offs in 1998; (4) decrease in repairs and maintenance by $103,000 as repair work in California was completed in 1997 and; (5) a decrease in legal of $233,000 as there was no material litigation in 1998.

     Other income (expense) increased ($156,406) to ($243,864) in 1998 as compared to ($87,458) in 1997. This increase is primarily due to a gain on settlement of litigation in 1997 of $113,000 for which there is none in 1998, and ($18,220) for the minority interest in the Maxstone joint venture in 1998.

     Net income increased $556,839 from a net loss of ($207,158) in 1997 to net income of $349,681 in 1998. As a result, the Company's earning per share increased to $.09 per share for 1998 as compared to $(.06) in 1997, notwithstanding the increase in weighted average shares outstanding as a result of debt conversion and shares issued to consultants for compensation.

FISCAL YEAR ENDED MAY 31, 1997
COMPARED TO FISCAL YEAR ENDED MAY 31, 1996

     The Company had revenues of $18,355,868 the fiscal year ended May 31, 1997, a 6% decrease over revenues of $19,526,010 for the fiscal year ended May 31, 1996. Revenues consist principally of sales of prerecorded video-cassettes, magazines, novelties and CDS. Lower revenues were primarily the result of the following factors: (1) the sale of the Airborne retail stores in fiscal 1996 which accounted for approximately $600,000 in revenue vs zero in fiscal 1997;
(2) a reduction in magazine sales of approximately $610,000 due to the elimination of unprofitable issues and a consolidation of that product line; (3) a reduction in the sales of CD ROMs of approximately $723,000 which principally reflects the decrease in sales of the Company's Virtual Valerie II interactive game. These reductions were partially offset by an increase of approximately $867,000 in the sale of cable and foreign film rights of some of the titles contained in the Company's film and video library.

     The Company released 2 new feature films, 50 feature videos, 151 video compilations and titles in fiscal 1997, an 22.2% decrease from the prior year. This was the result of the complete reorganization and restructuring of the Company's west coast operation. The Company's new release schedule for the fiscal year ended May 31, 1997, was significantly impacted.

     Cost of revenues (including amortization of film costs) for fiscal 1997 decreased 3.1% to $11,564,466 from $11,939,031 for fiscal 1996, corresponding to the decrease in revenues for the year. Cost of revenues, as a percentage of gross revenues, increased in 1997 to 63%, as compared to 61.1% in 1996. The primary reason for the decrease was the reduced sales of the Company's own video product resulting from the aforementioned reduced video production schedule, substantially all of the revenue was replaced by sale of other vendor's video product at lower margins. Amortization of film costs decreased 62.2% to $707,522 in 1997 versus $1,873,761 in fiscal 1996, principally because of a decrease in new releases during 1997.

     Selling, general and administrative expenses for the fiscal year ended May 31, 1997, increased $279,562 or 4.1% to $7,026,944 from $6,747,382 for the fiscal year ended May 31, 1996. As a percentage of sales, selling, general and administrative expenses were 38.3% of the revenues in 1997 as compared to 34.6% in 1996, an increase of 3.7%. The primary reason for the increase in selling, general and administrative expenses is as follows: (1) $(42,200) of reduced advertising costs due to less films and videos being released, better discounts and more concentrated advertising; (2) increased bad debt expense of $290,000, including the write-off of the sale of foreign film rights of $211,000; (3) increased equipment rental of duplicating and editing equipment of $136,800; (4) increased freight due to a greater volume of smaller shipments of $60,900; (5) increased payroll costs due to the restructuring of the Company's west coast operation of $135,000; all of which were offset partially by a $(312,500) reduction in professional fees, consisting mainly of reduced legal costs.

     Other income (expense) increased $(66,106) to $(87,158) in 1997 as compared to ($21,352) in 1996. The increase was primarily due to the following factors:
(1) a gain on settlement of litigation of $113,000 relating to the sale of foreign film rights of a portion of the titles contained in the Company's film library; (2) royalty income of $128,100 received from the Company's Airborne franchises and; 3) interest expense of $(340,900) in fiscal 1997, as compared to $(396,200) in fiscal 1996, which was lower, due to the following: (a) the debt assumption of approximately $973,000 in the sale of the Company's retail Airborne stores; (b) a reduction in debt to a previous owner due to indemnification of $200,000 and lastly; (c) lower interest rates.

     As a result of the factors detailed above, net income decreased $732,833 or 139.4% to $(207,158) in 1997 or $(.06) per share, from the net income of $525,675 in 1996, or $0.17 per share. The Company's earnings per share decreased $.24 to $(.06) for the fiscal year ended May 31, 1997, versus $.17 per share for fiscal 1996, notwithstanding an increase in weighted average number of shares as a result of the warrant exercise and debt conversion discussed below.

FISCAL YEAR ENDED MAY 30, 1998
COMPARED TO FISCAL YEAR ENDED MAY 31, 1997

LIQUIDITY AND CAPITAL RESOURCES

     The Company's financial position improved during fiscal 1998. Cash amounted to $184,995 at May 30, 1998, as compared to $57,724 at May 31, 1997. Cash provided by operating activities amounted to $1,814,566 in 1998 and $1,027,435 in 1997. Sources of cash during 1998 are attributed to: (1) cash provided by operations of $1,814,566, (2) net proceeds of $846,500 for the issuance of Series A Convertible Preferred Stock and (3) proceeds of $500,000 on the issuance of two convertible debentures. The primary uses of cash in fiscal 1998 consisted of: (1) investments in motion pictures and other films of $2,279,676,
(2) payments on short term borrowings of $366,975, (3) payments on capital lease obligations of $281,554, and (4) purchases of property and equipment of $105,590.

     Working capital improved to $3,378,438 at May 30, 1998, as compared to $2,489,792 at May 31, 1997. The net increase in accounts receivable of $1,188,427 is due to increased sales in fiscal 1998. Inventory increased slightly by $42,462. Accounts payable and accrued expenses increased by $206,500, due to increased purchasing to support the increase in sales.

     During 1998, notes payable and accrued interest, totaling $714,037, were converted into 476,025 of the Company's common stock.

     On March 23, 1998, the Company entered into two 8% convertible debentures totaling $500,000. Both notes are due on March 23, 1999, in either cash or common stock, at a conversion rate of $2.25 per share. Proceeds from the debentures were used for working capital .

     During 1998, the Company entered into an Offshore Securities Subscription Agreement for convertible Preferred Shares pursuant to Regulation S of the U.S. Securities Act of 1933. Under the terms of the agreement, the Company is to issue 2,175 shares of 1998 Series A Convertible Preferred Stock ("Series A Shares") at a price of $1,000 per share with a 5% cumulative dividend payable in common stock at conversion. At May 30, 1998, the Company received proceeds of $846,500, net of offering costs representing 855 shares. Proceeds from such agreement were used to fund working capital. Substantially all of the proceeds for the remaining 1320 shares were subsequently received.

     The Series A Shares are convertible at a rate of 100 shares plus accrued dividends per week at 80% of the 15-day average closing bid price. These Shares are subject to a 24-month mandatory conversion feature. Management is presently obtaining fair values of the embedded beneficial conversion feature and warrants which is expected to be reallocated out of the proceeds after May 30, 1998. Such values will be recognized as dividends and amortized over the mandatory conversion period of two years beginning in June of 1998.

     In addition to the Series A Shares, the Company issued 400,000 warrants to purchase the Company's common stock at $1.50 per share commencing April 20, 1998, exercisable over 5 years.

     Of Metro's total accounts receivable at May 30, 1998, and May 31, 1997, $2,477,041 (48.6%) and $1,711,443 (41.9%), respectively, is owed by Capital
Video Corporation ("CVC"), a chain of retail stores of which a former officer/shareholder of the Company is the sole shareholder. Because of the amount of this receivable and the concentration of business with CVC, this receivable is monitored very closely. Metro has the personal guarantee of its one shareholder. Accordingly, no allowance for related party receivables and no related party bad debt expense has been recorded in the Company's financial statements.

     At May 30, 1998, the Company's film and video release schedule for fiscal 1999 included 111 new film and video titles. The completion of these movies will require approximately $3,600,000 to $4,000,000. Financing for these activities will continue to be financed through operating cash flows, as well as funds borrowed under its line of credit.

     The Company funds its working capital requirements on a short-term basis through funds generated by operations and borrowings under its line of credit agreement. Pursuant to a line of credit agreement with a finance company, the Company's subsidiary, Metro, Inc., may borrow up to 75% of assigned accounts receivable less than 90 days old, up to a maximum of $1,500,000. The balance due under the line of credit bears interest at the prime rate plus 5% per annum. In addition, Metro pays the finance company a management fee equal to 3/4 of 1% of sales submitted for inclusion in the net security value of the accounts receivable, but not more than $7,500 per month. The outstanding balance under the line is secured by the accounts receivable of Metro, and the guarantees of the Company and certain officer/shareholders. As of May 30, 1998, short-term borrowings under the line of credit totaled $530,272.

CAPITAL EXPENDITURES:

     Capital expenditures in fiscal 1998 amounted to $105,590, as compared to $147,726 in fiscal 1997. The Company anticipates that its capital expenditures for 1999 will be approximately $100,000 to $150,000, primarily used for computer equipment, duplicating and editing equipment. The Company currently has a $500,000 lease line available, of which approximately $350,000 was used during 1998. The Company believes the $150,000 remaining on the lease line is sufficient for its anticipated needs.

     Management believes that funds provided by operations, existing and new line of credit, are adequate to meet the anticipated short-term and long-term capital needs. Management believes that inflation has not had a material effect on its operations.

FISCAL YEAR ENDED MAY 31, 1997
COMPARED TO FISCAL YEAR ENDED MAY 31, 1996

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     The Company's financial position remains sound. Cash and cash equivalents amounted to $57,724 at year-end. Cash provided by operating activities amounted to $1,027,435 in fiscal 1997, $1,326,785 in fiscal 1996, and $1,557,928 in fiscal 1995. The Company's primary sources of cash in fiscal 1997 consisted of:
(1) funds provided from operations of $1,027,435, and (2) net proceeds from short-term borrowings of $391,186. The primary uses of cash in fiscal 1998 consisted of: (1) investments in motion pictures and other films of $1,402,883;
(2) payments on capital lease obligations of $177,708; and (3) purchases of property and equipment of $147,726.

     Working capital amounted to $2,489,792 in fiscal 1997, as compared to $3,332,590 in fiscal 1996. The net increase in accounts receivable of $870,852 was primarily due to the increase of sales in April and May 1997. Inventory decreased by $362,023, due to better inventory management. Accounts payable and accrued expenses increased by $802,883, due to improved vendor terms from tape supplies and the inclusion of a $100,000 litigation settlement liability due November 1997. Increased spending for film production is another factor of the increase in accounts payable.

     Of Metro's total accounts receivable at May 30, 1997, and 1996, $1,711,443 (41.9%) and $662,807, (21.0%), respectively, are owed by Capital Video Corporation ("CVC"), a chain of retail stores of which a former officer/shareholder of the Company is the sole shareholder. Because of the amount of this receivable and the concentration of business with CVC, this receivable is monitored very closely. Metro has the personal guaranty of its one shareholder. Accordingly, no allowance for related party receivables and no related party bad debt expense has been recorded in the Company's financial statements.

FORWARD-LOOKING STATEMENTS

     This Prospectus contains "forward-looking statements," including statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations," as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. Such forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. One such factor that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements would be government actions or initiatives, such as attempts to limit or otherwise regulate the sale of adult-oriented materials, including print, video and online materials.

YEAR 2000 COMPLIANCE

     As the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Failure to adequately address this issue could have potentially serious repercussions. The Company is in the process of working with the service providers to prepare for the year 2000. Based on information currently available, the Company does not expect that it will incur significant operating expenses or be required to incur material costs to year 2000 compliant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A. Daniel Geribo serves as the sole officer and director of, and Mr. Guarino also serves as the operations manager and is 100% owner of, Capital Video Corporation ("CVC") which operates a chain of retail video stores in the New England and upstate New York area. Capital Video Corporation accounted for $9,952,316 (47%), $7,134,774 (39%), and $6,297,550 (32%) of the net sales of
Metro, Inc. for the fiscal years ended May 30, 1998, 1997, and 1996, respectively. At May 30, 1998, $2,447,041 (47.1%) of Metro's outstanding accounts receivable were due from Capital Video Corporation. At May 31, 1997, $1,711,443 (41.9%) of Metro's outstanding accounts receivable were due from Capital Video Corporation, secured by a security interest in all of the inventory of Capital Video Corporation and the personal guaranty of Mr. Guarino's wife. At May 30, 1996, $662,807 (21%) of Metro's outstanding accounts receivable were due from Capital Video Corporation. The age of the accounts receivable from CVC is as follows:

                   Current   30-60 days  60-90 days  Over 90 days
                   --------  ----------  ----------  ------------
   May 31, 1998    $998,408  $1,328,941    $149,692            $0
   May 30, 1997    $814,473  $  612,796    $284,174            $0
   May 30, 1996    $566,033  $   96,774    $      0            $0

     The significant increase in Metro's accounts receivable from Capital Video is the result of increased sales due to Capital opening new stores, and a reflection of Capital's excellent payment history with Metro. Metro has permitted CVC to return to the previous net 60 day payment terms. Management of the Company has determined that, given the volume of business Capital Video has historically provided to Metro, the value of the CVC inventory (which is monitored by Metro and in which Metro retains a security interest), such aging is reasonable and in the best interests of the Company.

     Effective May 1, 1993, Metro entered into a lease with Castle Properties, L.L.C. for an approximately 50,000 square-foot office, warehouse and shipping complex located in Cranston, Rhode Island. This new facility houses Metro's executive, administrative, editorial and operational offices, the data center and customer service, warehouse and fulfillment facilities. The lease is for a term of 10 years with two five-year renewal options, and provides for a fixed annual rent of $245,200 for the first five years, triple net. The annual rent for lease years 6 through 10, as well as the rent for the renewal terms, if any, shall be adjusted based on increases in the consumer price index. Approximately 7,500 square feet of the facility is sublet to Capital Video Corporation under an oral, month-to-month lease agreement for $9,000 per month for June 1997 and $4,000 per month thereafter. Castle Properties, L.L.C., is a Rhode Island limited liability company, principally owned by Mr. Guarino's wife. In fiscal 1998, the Company was granted a rent reduction of $81,733 which is being amortized over the remaining term of the lease.

     On January 13, 1996, the Company entered into a lease agreement with Centurion Financial Group, L.L.C., for approximately 5,000 square feet of office space in Cranston, Rhode Island, with a monthly rent of $5,833.33, effective June 1, 1994. The lease is for a term of 5 years, with a 5-year renewal option. Centurion Financial Group, L.L.C., is a Rhode Island limited liability company, principally owned by a trust for the benefit of Mr. Guarino's children. This lease was terminated by mutual agreement of the parties during the year ended May 30, 1997.

     Effective May 8, 1997, Briana Investment Group, a British Virgin Island limited partnership acquired 730,863 shares of common stock of the Registrant from Capital Video Corporation and 742,050 shares of common stock of the Registrant from Zeon Corporation. In connection with the transaction, the Registrant entered into a Registration Rights Agreement.

CONFLICTS OF INTEREST
---------------------

     Of necessity, some inherent conflict of interest is involved whenever officers, directors and others acting on behalf of the Company supply services or goods to the Company for compensation. Additional conflicts and non-arm's length transactions may arise in the future when Company officers or directors are involved in the management of any other company with which the Company transacts business. Conflicts may also arise with respect to opportunities which come to the attention of such persons. Conflicts may also arise with respect to the amount of time and effort devoted to respective businesses and opportunities.

     Many of the persons who perform services as officers, and directors to the Company are actively, and in the future will be, involved in businesses from which they derive income, other than the Company. Their activities may include information and management of business ventures, the legal profession, purchase and sale of real estate and pursuit of other opportunities. It is expected that these persons will continue their separate business activities in conjunction with their activities at the Company.

     Although the Board of Directors believes that members of Management will be of great assistance to the Company in the fulfillment of its corporate mission, some transactions may and will occur where the Company and a member of Management will have conflicts in particular respects. Prospective investors are specifically cautioned that such conflicts will occur as a routine matter in the operation of the Company. However, it is intended that, in accordance with legal principals applicable to corporations, Company action will be determined whenever possible by a disinterested majority of the Board of Directors.

     It is the Company's policy that all transactions in which an officer, director or 5% shareholder has a direct or indirect interest be on terms no less favorable to the Company than the Company would grant to or obtain from a independent third-party in a arm's-length transaction. Because a majority of the Board of Directors are not affiliated with Capital Video Corporation, all transactions between the Company or Metro and Capital Video Corporation have been, and all future transactions will be, approved and/or ratified by a disinterested majority of the Board of Directors.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ Small Cap Market. There is a limited market for the Company's Common Stock and no assurances can be given that any trading market will be sustained.

                                   COMMON STOCK*
                                     HIGH BID     LOW BID
Fiscal Year Ending May 30, 1999
-------------------------------
First Quarter                         $4.6250     $2.2810

Fiscal Year Ended May 30, 1998
-------------------------------
First Quarter                         $2.0000     $1.2500
Second Quarter                        $1.5625     $1.1250
Third Quarter                         $6.9690     $1.1250
Fourth Quarter                        $5.0000     $1.8750

Fiscal Year Ended May 30, 1997
-------------------------------
First Quarter                         $2.8125     $1.8750
Second Quarter                        $3.6250     $1.6250
Third Quarter                         $2.6250     $1.1250
Fourth Quarter                        $2.1250     $1.0000

Fiscal Year Ended May 30, 1996
-------------------------------
First Quarter                         $7.3750     $4.7500
Second Quarter                        $4.7500     $2.7500
Third Quarter                         $3.6250     $2.0000
Fourth Quarter                        $3.4375     $2.2500

* Such market quotations reflect the high and low prices for the Company's securities as quoted by dealers without retail mark-ups and may not necessarily represent actual transactions.

     At November 30, 1998, there were in excess of 1,000 holders of record of the Company's Common Stock.

     The Company did not pay any cash dividends during its last fiscal year and the Board of Directors does not contemplate doing so in the near future. Any decision as to future payment of dividends will depend on the earnings and financial condition of the Company and such other factors as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION


                                           ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                           -------------------               -----------------------------
                                                               OTHER
NAME AND PRINCIPAL          FISCAL                             ANNUAL                           ALL OTHER
POSITION                     YEAR          SALARY    BONUS      COMP.      AWARDS     PAYOUTS     COMP.
----------------------------------------------------------------------------------------------------------
A. DANIEL GERIBO              1998         $    -      -      $30,000        -           -          -

PRESIDENT                     1997         $    -      -      $15,000

KENNETH F. GUARINO            1997         $74,200     -

PRESIDENT (2)                 1996         $83,798     -

(1) Mr. Geribo was elected President of the Company in November 1996. His services are valued at $30,000 per year.

(2) Mr. Guarino was elected President of Metro effective October 31, 1995 and he resigned effective October 31, 1996.

   Aggregated Options / SAR Exercises in Last Fiscal Year and fiscal year-end
   --------------------------------------------------------------------------
                              Option / SAR Values
                              -------------------

                                                              Number of
                                                              Securities
                                                              Underlying      Value of Unexercised
                                                             Unexercised        In-the-Money
                                                            Options/SARs at   Options/SARs at
                                                                FY-End            FY-end

Name                Shares Acquired        Value            Exercisable /      Exercisable /
                    on exercise (#)       Realized ($)      Unexercisable      Unexercisable
-----------------------------------------------------------------------------------------------------
Kenneth Guarino              0                    -         200,000/0              -

A. Daniel Geribo             0                    -          10,000/0              -

     In September 1993, a disinterested majority of the Board of Directors authorized the execution of an Employment Agreement with Kenneth F. Guarino, effective as of January 1, 1993. By mutual agreement, the employment agreement was terminated on December 31, 1996. In addition, the Company granted Mr. Guarino stock options to purchase up to 200,000 shares of Common Stock at a purchase price of $1.50 per share, exercisable in four annual installments of 50,000 shares, commencing January 1, 1994. In January 1997, the term of the options was extended to December 31, 2006. The requirement that the options be exercised within 30 days after termination of employment was deleted. Except as set forth above, no other executive officer received salary and bonus exceeding $100,000 in any of the last three fiscal years.

     The Company does not compensate its directors for their participation. The Company does not provide for agreements with any of its executive officers. However, the Company may, in the future, need to compete for the services of its executive officers, at which time, the Board of Directors may adopt and require its executive officers to execute employment agreements.

FINANCIAL STATEMENTS

   The following is the Auditor's Report and accompanying consolidated balance sheets of Metro Global Media, Inc., and subsidiaries as of May 30, 1998, and May 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended May 30, 1998, and the unaudited consolidated balance sheet and related consolidated statement of operations of the first quarter for the Fiscal Year ending May 30, 1999.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report                                        F-2

Consolidated Balance Sheets for the Years Ended
May 30, 1998 and May 31, 1997                                       F-3

Consolidated Statements of Operations for the Years Ended
May 30, 1998, May 31, 1997 and 1996                                 F-4

Consolidated Statements of Shareholder's Equity                     F-5

Consolidated Statements of Cash Flows for the Years Ended
May 30, 1998, May 31, 1997 and 1996                                 F-6

Notes to Consolidated Financial Statements                          F-9

Consolidated Balance Sheets for the Three Months
ended August 29, 1998 (Unaudited) and the Year Ended
May 30, 1998                                                       F-23

Consolidated Statements of Income for the Three Months
ended August 29, 1998 and August 30, 1997 (Unaudited)              F-24

Consolidated Statement of Cash Flows for the Three Months
ended August 29, 1998 and August 30, 1997 (Unaudited)              F-25

Notes to Consolidated Financial Statements                         F-30

To the Board of Directors and Shareholders of Metro Global Media, Inc. and Subsidiaries
Cranston, Rhode Island

   We have audited the accompanying consolidated balance sheets of Metro Global Media, Inc. andSubsidiaries as of May 30, 1998 and May 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended May 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metro Global Media, Inc. and Subsidiaries as of May 30, 1998 and May 31, 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended May 30, 1998, in conformity with generally accepted accounting principles.


                        TRIEN, ROSENBERG, ROSENBERG,
                          WEINBERG, CIULLO, & FAZZARI, LLP

Morristown, New Jersey
July 24, 1998, except for
Note 13, as to which the
date is July 31, 1998


METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
FOR THE YEARS ENDED MAY 30, 1998 AND MAY 31, 1997
---------------------------------------------------------------------------------------------------------------------


                                                Assets


                                                                                     1998                   1997
                                                                                     ----                   ----
Current assets
--------------
   Cash                                                                           $   184,995           $    57,724
   Accounts receivable, less allowance for doubtful accounts of
      $163,030 and $22,082, respectively                                            5,092,255             4,081,031
   Inventory                                                                        3,726,963             3,684,501
   Recoverable income tax                                                                   -               287,000
   Deferred income taxes                                                              248,500               165,650
   Prepaid expenses and other current assets                                           78,751                41,460
                                                                                  -----------           -----------

    Total current assets                                                            9,331,464             8,317,366
    --------------------






Motion pictures and other films at cost, less accumulated
    amortization of $6,575,623 and $5,085,183, respectively                         4,142,979             3,353,743



Property and equipment at cost, less accumulated depreciation and
   amortization of $1,681,138 and $1,303,939, respectively                          1,479,426             1,575,199




Other assets                                                                          483,472               292,235
                                                                                  -----------           -----------
    Total assets                                                                  $15,437,341           $13,538,543
    ------------                                                                  ===========           ===========

                   Liabilities and Shareholders' Equity
                   ------------------------------------
                                                                                     1998                   1997
                                                                                     ----                   ----
Current liabilities
-------------------
   Current portion of long-term debt                                              $         -           $   137,651
   Current portion of capital lease obligations                                       363,956               222,962
   Short-term borrowings                                                            1,030,272               897,247
   Accounts payable and accrued expenses                                            4,232,679             4,206,577
   Income taxes payable                                                               326,119               363,137
                                                                                  -----------           -----------
         Total current liabilities                                                  5,953,026             5,827,574
         -------------------------

Long-term debt, less current portion                                                                        395,988
Capital lease obligations, less current portion                                       351,538               361,591
Deferred income taxes                                                                  59,300                35,700
                                                                                  -----------           -----------
         Total liabilities                                                          6,363,864             6,620,853
         -----------------                                                        -----------           -----------

Minority interest                                                                      18,220                     -
                                                                                  -----------           -----------
Commitments and contingencies

Shareholders' equity
--------------------
  Series A 5% cumulative convertible preferred stock, $.0001 par value, $1,000 stated value, authorized, issued and outstanding 2,175 shares less 1.320 shares outstanding subscriptions
     receivable.                                                                      857,979                     -
  Preferred stock, no par value; authorized 2,000,000 shares; issued
     and outstanding, none                                                                  -                     -
  Common stock, $.0001 par value; authorized 10,000,000 shares;
      issued and outstanding, 4,245,193 and 3,558,168 shares,
      respectively                                                                        424                   356
  Additional paid in capital                                                        6,546,580             5,542,762
  Retained earnings                                                                 1,712,774             1,374,572
                                                                                  -----------           -----------
                                                                                    9,117,757             6,917,690
  Unearned compensation                                                               (62,500)                    -
                                                                                  -----------           -----------
         Total shareholders' equity                                                 9,055,257             6,917,690
         --------------------------                                               -----------           -----------

         Total liabilities and shareholders' equity                               $15,437,341           $13,538,543
---------------------------------------------------                               ===========           ===========

                See Notes to Consolidated Financial Statements

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                                     1998           1997             1996
                                                                                     ----           ----             ----
Revenues                                                                        $20,391,134      $18,355,868       $19,526,010
Cost of revenues, including amortization of motion
   pictures and other films of $1,490,440
   and $707,522, and $1,823,759, respectively                                    13,330,798       11,564,466        11,939,031
                                                                                -----------      -----------       -----------
                                                                                  7,060,336        6,791,402         7,586,979

Selling, general and administrative expenses                                      6,219,307        7,026,944         6,747,382
                                                                                -----------      -----------       -----------
    Income (loss) from operations                                                   841,029         (235,542)          839,597
    -----------------------------                                               -----------      -----------       -----------

Other income and expenses
-------------------------
    Interest expense                                                               (348,980)        (340,864)         (396,170)
    Royalty income                                                                  127,206          128,091              -
    Gain on sale of subsidiaries                                                       -                -              171,795
    Gain on settlement of litigation                                                   -             113,000           196,400
    Miscellaneous (expense) income                                                   (3,870)          12,315             6,623
    Minority interest                                                               (18,220)            -                 -
                                                                                -----------      -----------       -----------

                                                                                   (243,864)         (87,458)          (21,352)
                                                                                -----------      -----------       -----------

    Income (loss) before provision for income taxes                                 597,165         (323,000)          818,245
    -----------------------------------------------

Provision (benefit) for income taxes                                                247,484         (115,842)          292,570
                                                                                -----------      -----------       -----------

    Net income (loss)                                                               349,681      $  (207,158)      $   525,675
    -----------------                                                           ===========      ===========       ===========


    Basic earnings (loss) per common share                                             $.09            $(.06)             $.17
    Diluted earnings (loss) per common share                                            .09             (.06)              .17

Weighted average number of shares outstanding
    Basic                                                                         3,661,994        3,503,565         3,014,437
    Diluted                                                                       3,812,213        3,553,565         3,163,675

                See Notes to Consolidated Financial Statements

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                       Series A
                                                                                   Preferred Stock
                                                                                 Shares       Amt.
                                                                                ---------------------
Balance, May 31, 1995

Shares issued:
  as compensation for services rendered by consultants in connection with the conversion of a $1,000,000 note payable
  in connection with the "IDC" settlement of litigation
  Upon exercise of warrants
  Upon exercise of options
Amortization of unearned compensation
Net income

Balance, May 31, 1996

Shares issued:
  as compensation for services rendered by consultants as compensation for directors and employees
  Stock dividend pursuant to a private placement
 Upon exercise of options
Amortization of unearned compensation
Net loss

Balance, May 31, 1997

Shares issued:
   as compensation for services rendered by consultants
   as compensation for directors and employees
   in connection with conversion of notes payable and
      accrued interest of $714,037
   upon issuance of Series A Preferred stock (less
      offering cost of $11,500)                                                  2,175      2,163,500
Subscription receivable on Series A Preferred stock
      ($645,000 held in escrow cash)                                            (1,320)    (1,317,000)
Dividends on Series A Preferred stock                                                          11,479
Unamortized compensation - restricted stock
Net income
                                                                                ------    -----------
Balance, May 30, 1998                                                              855    $   857,979
                                                                                ======    ===========

                                                                                                Additional
                                                                             Common Stock        Paid-in          Retained
                                                                         Shares         Amt.     Capital          Earnings
                                                                         -------------------    -----------      ----------
Balance, May 31, 1995                                                    2,344,884      $234    $3,376,276        $1,109,534
Shares issued:
  as compensation for services rendered by consultants                      55,666         6       298,657
  in connection with the conversion of a $1,000,000
      note payable                                                         730,568        73     1,095,793
  in connection with the "IDC" settlement of litigation                    (75,000)       (8)     (224,992)
  Upon exercise of warrants                                                306,916        31       460,493
  Upon exercise of options                                                  45,000         5       181,871
Amortization of unearned compensation                                                                                525,675
Net income                                                               ---------      ----    -----------       ----------

Balance, May 31, 1996                                                    3,408,034       341     5,179,098         1,635,209

Shares issued:
  as compensation for services rendered by consultants                     100,000        10       243,790
  as compensation for directors and employees                               12,400         1        13,949
  Stock dividend pursuant to a private placement                            17,734         2        53,477           (53,479)
 Upon exercise of options                                                   20,000         2        52,448
Amortization of unearned compensation                                                                               (207,158)
Net loss                                                                 ---------      ----    -----------       ----------

Balance, May 31, 1997                                                    3,558,168       356     5,542,762         1,374,572

Shares issued:
   as compensation for services rendered by consultants                    206,000        20       282,979
   as compensation for directors and employees                               5,000         1         6,849
   in connection with conversion of notes payable and
      accrued interest of $714,037                                         476,025        47       713,990
   upon issuance of Series A Preferred stock (less
      offering cost of $11,500)
Susscription receivable on Series A Preferred stock
      ($645,000 held in escrow cash)
Dividends on Series A Preferred stock
Unamortized compensation - restricted stock                                                                          (11,479)
Net income                                                                                                           349,681
                                                                         ---------      ----    -----------       ----------
Balance, May 30, 1998                                                    4,245,193      $424    $6,546,580        $1,712,774
                                                                         =========      ====    ===========       ==========

                                                                           Unearned
                                                                         Compensation              Total
                                                                         ------------              -----
Balance, May 31, 1995                                                    $(118,750)            $4,367,294

Shares issued:
  as compensation for services rendered by consultants                                            289,663
  in connection with the conversion of a $1,000,000
      note payable                                                                              1,095,866
  in connection with the "IDC" settlement of litigation                                          (225,000)
  Upon exercise of warrants                                                                       460,524
  Upon exercise of options                                                                        181,876
Amortization of unearned compensation                                       75,000                 75,000
Net income                                                                                        525,675
                                                                        ----------            -----------

Balance, May 31, 1996                                                      (43,750)             6,770,898

Shares issued:
  as compensation for services rendered by consultants                                            243,800
  as compensation for directors and employees                                                      13,950
  Stock dividend pursuant to a private placement
 Upon exercise of options                                                                          52,450
Amortization of unearned compensation                                       43,750                 43,750
Net loss                                                                                         (207,158)
                                                                        ----------            ------------

Balance, May 31, 1997                                                            0              6,917,690

Shares issued:
   as compensation for services rendered by consultants                                           282,999
   as compensation for directors and employees                                                      6,850
   in connection with conversion of notes payable and
      accrued interest of $714,037                                                                714,037
   upon issuance of Series A Preferred stock (less
      offering cost of $11,500)                                                                 2,163,500
Susscription receivable on Series A Preferred stock
      ($645,000 held in escrow cash)                                                           (1,317,000)
Dividends on Series A Preferred stock
Unamortized compensation - restricted stock                                (62,500)               (62,500)
Net income                                                                                        349,681
                                                                        -----------           ------------

Balance, May 30, 1998                                                    $ (62,500)           $ 9,055,257
                                                                        ===========           ============


                See Notes to Consolidated Financial Statements

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
INCREASE (DECREASE) IN CASH
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                   1998           1997             1996
                                                                   ----           ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                           $  349,681     $  (207,158)    $    525,675
                                                              -----------     -----------      -----------

   Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization                               1,875,666       1,051,493        2,152,026
    Bad debt expense                                              177,203         331,000             -
    Loss on abandonment of equipment                                 -               -              16,389
    Gain on sale of equipment                                        -             (2,927)            -
    Gain on sale of subsidiaries                                     -               -            (171,795)
    Gain on settlement of litigation                                 -           (113,000)        (196,400)
    Amortization of unearned compensation                            -             43,750           75,000
    Amortization of goodwill                                         -               -              12,666
    Common stock issued for consulting services                   220,499            -             289,663
    Common stock issued for compensation                            6,850          27,700             -
    Minority interest                                              18,220            -                -
   (Increase) decrease in assets:
    Accounts receivable                                        (1,188,427)     (1,201,852)        (483,777)
    Inventory                                                     (42,462)        362,023         (567,989)
    Prepaid expenses and other current assets                     (37,291)         60,733          (49,321)
    Other assets                                                   37,395         136,746         (208,912)
    Recoverable income tax                                        287,000        (287,000)            -
    Deferred income taxes                                         (82,850)        (87,150)            -
   Increase (decrease) in liabilities:
    Accounts payable and accrued expenses                         206,500         832,683         (212,054)
    Income taxes payable                                          (37,018)         86,694          196,257
    Deferred income taxes payable                                  23,600          (6,300)         (50,643)
                                                              -----------     -----------      -----------

    Total adjustments                                           1,464,885       1,234,593          801,110
    -----------------                                         -----------     -----------      -----------

    Net cash provided by operating activities                   1,814,566       1,027,435        1,326,785
    -----------------------------------------                 -----------     -----------      -----------

                See Notes to Consolidated Financial Statements

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
INCREASE (DECREASE) IN CASH
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996



                                                                1998                    1997                       1996
                                                                ----                    ----                       ----
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of equipment                                  -                    11,000                         -
    Investments in motion pictures and other films          (2,279,676)               (1,402,883)               (1,803,999)
    Purchase of property and equipment                        (105,590)                 (147,726)                 (301,793)
    Cash transferred in connection with sale of
        subsidiaries                                                 -                         -                   (52,906)
                                                           -----------              ------------                ----------

    Net cash used in investing activities                   (2,385,266)               (1,539,609)               (2,158,698)
    -------------------------------------                  -----------              ------------                ----------


CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from the issuance of Series A
        convertible preferred stock                            846,500                         -                         -
    Proceeds from issuance of common stock                           -                    26,250                   642,399
    Net proceeds (payments) from line of credit               (366,975)                  391,186                   506,061
    Increase in notes payable                                  500,000                         -                   122,447
    Principal payments on notes payable                              -                   (30,501)                  (38,133)
    Principal payments on capital lease obligations           (281,554)                 (177,708)                 (107,247)
                                                           -----------              ------------                 ---------

    Net cash provided by financing activities                  697,971                   209,227                 1,125,527
    -----------------------------------------              -----------              ------------                 ---------

Net increase (decrease) in cash                                127,271                  (302,947)                  293,614

Cash, beginning of year                                         57,724                   360,671                    67,057
                                                           -----------              ------------                ----------

CASH, END OF YEAR                                          $   184,995              $     57,724                $  360,671
                                                           ===========              ============                ==========

Supplemental disclosures of cash flow information:

    Cash paid during the year for:
        Interest                                           $   278,248              $    253,517                $  235,066
                                                           ===========              =============               ==========

        Income taxes                                       $    29,637              $    290,556                $  147,478
                                                           ===========              =============               ==========


                See Notes to Consolidated Financial Statements

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
INCREASE (DECREASE) IN CASH
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

Supplemental schedule of non-cash investing and financing activities:

    During the year ended May 30, 1998, notes payable and accrued interest totaling $714,037 were converted into 476,025 restricted shares of the Company's common stock.

    During the year ended May 31, 1997, accounts payable with a value of $230,000 was converted into 90,000 shares of the Company's common stock.

    During the year ended May 31, 1997, under the terms of a prior year private placement, the company issued a stock dividend valued at $52,450 (17,734 shares of common stock) to such applicable stockholders.

    During the year ended May 31, 1997, the Company settled a pending litigation by agreeing to pay a fine of $200,200. Since the Company was indemnified, the related indebtedness was reduced by $200,200.

    During the year ended May 31, 1996, the Company sold three of its subsidiaries for an aggregate price of $1,076,947. As payment, the buyer assumed the Company's debt and accrued interest of $1,076,947. The subsidiaries' net assets over net liabilities (excluding cash transferred of $52,906) in connection with the sale amounted to $852,246 resulting in a gain of $171,795.

    During the year ended May 31, 1996, machinery and equipment of approximately $159,000, was returned to vendor and the related capital lease obligation for $159,252 was canceled.

    During the year ended May 31, 1996, in connection with a litigation settlement, the Company received back its common stock valued at $225,000 reflected as a reduction in stockholders' equity (see Note 3 ).

    During the year ended May 31, 1996, note payable plus accrued interest for $1,095,866 was converted into 730,568 shares of the Company's common stock for the year ended May 31, 1996.

    Capital lease obligations of $412,495, $584,554, and $150,564, were incurred during the years 1998, 1997 and 1996, respectively, when the Company entered into capitalized leases for office equipment and machinery and equipment.


                See Notes to Consolidated Financial Statements

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company produces and distributes, predominantly in the United States, motion pictures and other entertaining products (including magazines, videos and novelties) and related ancillary products to wholesalers and retailers oriented to the adult entertainment market.

Name Change and Merger

In November 1996 Metro Global Media, Inc. (the "Company") merged into an inactive subsidiary (Metro Sub, Inc.) under the laws of the state of Delaware and simultaneously changed its name back to Metro Global Media, Inc. This transaction was accounted in a manner similar to that used in pooling of interest accounting and had no effect on authorized, issued, and outstanding shares of the Company or to the financial statements presented herein.

Year-end

Beginning May 31, 1997, the Company changed its fiscal year end to a 4-4-5 week format which results in the Company's year end to be on the last Saturday in May of each year.

Principles of Consolidation

The consolidated financial statements include the accounts of Metro Global Media, Inc. ("Metro Global") and its majority-owned and controlled subsidiaries (collectively the "Company"). All intercompany balances and transactions have been eliminated in consolidation.

Recognition of Revenues

Revenue is recognized at the time the Company sells motion pictures and other products to customers. Substantially all products returned to the Company can either be exchanged for similar products or returned by the Company to its vendors.

Fees collected from motion pictures licensed as television program material are recognized as revenue when the license period begins and the licensee is able to exercise rights under the agreement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principals requires the use of estimates based on management knowledge and experience. Due to their prospective nature, actual results could differ from those estimates.

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

Inventory

Inventory is valued at the lower of cost (first-in, first-out method) or market and consists principally of motion picture films, magazines and novelty items held for resale.

Property and Equipment

The cost of property and equipment, including leasehold improvements, is charged to operations over the estimated useful lives of the respective assets using depreciation computed by the straight-line method ranging from 5 to 10 years. Amortization of assets held under capital leases is included in depreciation expense. Maintenance and minor repairs and replacements are charged directly to operations. Major renewals and improvements are capitalized. Costs and accumulated depreciation applicable to assets sold are removed from the accounts and any gain or loss on disposal is charged or credited to income.

Motion Picture and Other Films

Motion picture films, including video cassettes, video libraries, video rights, and CD-ROMs are reflected at the lower of amortized cost or net realizable value. The cost of motion picture films is charged to operations using the individual film forecast computation method, which amortizes film costs in the same ratio as current gross revenues to anticipated total gross revenues. Estimated future revenues are periodically reviewed and, revisions may be made to amortization rates or write-downs made to the film's net realizable value as a result of significant changes in future revenue estimates. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs to complete and exploit in a manner consistent with realization of that income. More than 75% of film costs are expected to be amortized over three years commencing upon the release of the respective motion picture films.

Deferred Income Taxes

The Company follows Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for years which taxes are expected to be paid or recovered.

Earnings Per Share

During the year ended May 30, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which replaces primary and fully diluted earnings per share with basic and diluted earnings per share. Under the new requirements the dilutive effect of certain common stock equivalents is excluded from the computation of basic earnings per share. Diluted earnings per share is calculated similarly to fully diluted earnings per share as required under APB 15. All prior period earnings per share data presented have been restated to conform to the provisions of this statement.

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

Basic earnings per share is computed by dividing net income available to common stockholders (net income less preferred stock dividends) divided by the weighted average number of shares outstanding during the year. Diluted earnings per share is consistent with basic earnings per share while giving effect to all dilutive potential common shares that would have been outstanding if the dilutive potential common shares had been issued, while adding back to income any preferred dividend or interest expense on convertible securities.

2. ACQUISITIONS/DISPOSITIONS

Amazing Direct

In March, 1998, the Company acquired an 80% interest in Amazing Direct, a Nevada Corporation by purchasing 400 shares of its outstanding stock at $2.00 per share. Amazing Direct, a mail order company, has rights to a licensing agreement to distribute certain products under the Hustler name. For the period ended May 30, 1998, Amazing Direct incurred a loss of approximately $98,000 of which the Company absorbed approximately $19,600 attributed to the minority interest. The loss was attributed to startup expenses such as printing costs associated with mail order brochures.

Maxstone Media

In August, 1997, Rocket Media Group, LLC, a wholly owned subsidiary of Metro, Inc. entered into a joint venture with Salmill Enterprises, Inc. for the purpose of magazine publishing. Under the terms of the agreement, Rocket contributed a sub-license agreement for the rights to certain titles, names and materials and Salmill contributed its publishing and circulation expertise into a newly formed entity Maxstone Media, LLC. The Company recorded its capital contributions at zero and included Maxstone Media's results from operations in the consolidated financial statements. Minority interest amounted to $18,220 at May 30, 1998.

Arcus Media Group, Inc.

During the year ended May 31, 1995 the Company formed Arcus Media Group, Inc. ("Arcus"), a wholly owned subsidiary, to develop and distribute computer software products oriented to the adult entertainment market.

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

In November, 1994, Arcus acquired certain assets, including equipment and key technical personnel of Innovative Data Concepts ("IDC") for 160,000 restricted shares of the Company's common stock, having a fair value of $480,000. Costs allocated to the purchase of employment contracts of $419,000 were expensed during the year ended May 31, 1995. In May, 1995, Arcus filed suit against IDC and its principals alleging fraud in connection with the transaction and requesting recission and damages. On May 31, 1996 the suit filed by Arcus against IDC and its principals was settled. As a result of the settlement, the Company received from IDC 75,000 shares of its restricted common stock valued at $225,000, of the 160,000 shares originally transferred by Arcus to IDC as part of the November 10, 1994 Asset Purchase Agreement which was reflected as a reduction in stockholders' equity. The 75,000 common shares were retired on effective May 31, 1996. As a result of the settlement of the suit the Company wrote-off its machinery and equipment by $28,600, and a gain on settlement of litigation was recognized for $196,400 in the financial statements for the year ended May 31, 1996. Effective May 31, 1997 Arcus was dissolved.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                         1998                     1997
                                                                         ----                     ----
    Machinery and equipment                                          $1,756,828               $1,611,773
    Furniture and fixtures                                              448,129                  442,661
    Office equipment                                                    699,520                  615,477
    Automobiles                                                                                   15,574
    Leasehold improvements                                              256,087                  193,653
                                                                     ----------               ----------
                                                                      3,160,564                2,879,138
    Less accumulated depreciation
      and amortization                                                1,681,138                1,303,939
                                                                     ----------               ----------

                                                                     $1,479,426               $1,575,199
                                                                     ==========               ==========

4.  Motion Pictures and Other Films

Motion pictures and other films consist of the following:

                                                                         1998                     1997
                                                                         ----                     ----
    Motion picture films produced and released                       $6,900,008              $ 5,551,301
    Rights acquired to release motion pictures and other films        2,153,454                1,727,654
    CD-Rom                                                              414,565                  313,807
    Motion picture films in process                                   1,250,575                  846,164
                                                                     ----------              -----------
                                                                     10,718,602                8,438,926
    Less accumulated amortization                                     6,575,623                5,085,183
                                                                     ----------              -----------
                                                                     $4,142,979              $ 3,353,743
                                                                     ==========              ===========

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

5. LONG-TERM DEBT

During the year ended May 30, 1998 certain notes payable due to related parties with principal amount of $533,639 plus accrued interest of $180,398 were converted into 476,025 shares of the Company's common stock.

    Capital Lease Obligations

                                                                                   1998        1997
                                                                                 ---------   ---------
    The Company leases office equipment ($456,798 less accumulated depreciation of $210,772 at May 30, 1998 and $404,052, less accumulated depreciation of $143,308 at  May 31, 1997) and, machinery and equipment ($507,187 less accumulated depreciation of $118,296 at May 30, 1998 and $377,305, less accumulated depreciation of $53,715 at May 31, 1997) and, furniture and fixtures ($185,339 less accumulated depreciation of $94,953 at
    May 30, 1998 and $185,339, less accumulated depreciation of
    $68,476 at May 31, 1997) under noncancellable capital leases.
    The leases, which expire at various times through 2003 bearing interest at annual rates ranging from 10.895% to 20.783% provide for aggregate monthly payments averaging $35,400.  All leases are secured by the respective assets acquired.
    Less current portion                                                         $715,494    $584,553
                                                                                  363,956     222,962
                                                                                 ---------   ---------
                                                                                 $351,538    $361,591
                                                                                 =========   =========


Annual payments under capital lease obligations are due as follows:

      Years ended                                                                Amount
      -----------                                                               --------
         1999                                                                   $427,738
         2000                                                                    247,055
         2001                                                                     96,247
         2002                                                                     44,304
         2003                                                                     18,025
                                                                                --------
                                                                                 833,369
         Less deferred interest                                                  117,875
                                                                                --------

                                                                                $715,494
                                                                                ========

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

6. SHORT-TERM BORROWINGS

Pursuant to a line of credit agreement with a finance company, the Company's subsidiary, Metro, Inc. may borrow up to 75% of assigned accounts receivable less than 90 days old, up to a maximum of $1,500,000. The balance due under the line of credit bears interest at the prime rate plus 5% per annum. In addition, Metro pays the finance company a management fee equal to 3/4 of 1% of sales submitted for inclusion in the net security value of the accounts receivable, but not more than $7,500 per month. The outstanding balance under the line is secured by the accounts receivable of Metro, and the guarantees of the Company and certain officer/shareholders. As of May 30, 1998, short-term borrowings under the line of credit totaled $530,272.

During the year ended May 30, 1998, the Company issued two separate 12% convertible debentures totaling $500,000 due March 23, 1999. These debentures are convertible into common stock at $2.25 per share

7.  INCOME TAXES

The provision (benefit) for income taxes consists of the following:

                                                                                   1998            1997        1996
                                                                                   ----            ----        ----
Current provision (benefit)
    Federal                                                                     $ 275,000      $ (59,704)    $262,001
    State and local                                                                31,734         37,312       41,217
                                                                                ---------      ---------     --------
                                                                                  306,734        (22,392)     303,218
                                                                                =========      =========     ========

Deferred provision (benefit)
    Federal                                                                       (46,700)       (58,100)      (3,037)
    State and local                                                               (12,550)       (35,350)      (7,611
                                                                                ---------      ---------     --------
                                                                                  (59,250)       (93,450)     (10,648)

      Total                                                                      $247,484      $(115,842)    $292,570
      -----                                                                      ========      =========     ========

The following is a reconciliation of the statutory federal income tax rate to the actual effective income tax rate:

                                                                                 1998     1997       1996
                                                                                 ----     ----       ----
    Statutory federal income tax rate                                            34.0%   (34.0)%     34.0 %
    State income taxes, net of federal benefit                                    3.5%     7.0 %      3.2 %
    Net change attributable to temporary differences                            (2.8)%     0.0 %     (1.5)%
    Net change attributable to permanent differences                              6.7%    (8.9)%        .3%
                                                                                ------    ------     ------

                                                                                 41.4%   (35.9)%      36.0%
                                                                                ======    ======     ======

Deferred income taxes result from temporary differences in the financial bases and tax bases of assets and liabilities. The significant components of the Company's deferred income tax assets and liabilities as follow:

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
--------------------------------------------------------------------------------

7.   INCOME TAXES (CONTINUED)

                                                                                  1998                1997
                                                                                  ----                ----
                                                                                  Asset               Asset
                                                                               (Liability)         (Liability)
                                                                                ---------           ---------
    Excess depreciation                                                         $(197,490)           $(157,650)
    Unearned management compensation                                              121,950              121,950
    Allowance for doubtful account                                                 72,042                8,943
    Inventory capitalization                                                      164,158              127,844
    State net operating loss carryforward                                          12,300               16,700
    Other expenses                                                                 16,240               12,163
                                                                                ---------            ---------
    Net deferred assets                                                         $ 189,200            $ 129,950
                                                                                =========            =========

The Company's state net operating loss carryforward of approximately $122,000 expires in year 2005.

8.  SHAREHOLDERS' EQUITY

Series A Convertible Preferred Stock

During 1998, the Company entered into an Offshore Securities Subscription Agreement for convertible Preferred Shares pursuant to regulation S of the U.S. Securities Act of 1933. Under the terms of the agreement, the Company is to issue 2,175 shares of 1998 Series A Convertible Preferred Stock ("Series A Shares") at a price of $1,000 per share with a 5% cumulative dividend payable in common stock at conversion. At May 30, 1998 the Company received proceeds of $846,500, net of offering costs representing 855 shares. Substantially all of the proceeds for the remaining 1320 shares were subsequently received.

The Series A Shares are convertible at a rate of 100 shares plus accrued dividends per week at 80% of the 15 day average closing bid price. These Shares are subject to a 24 month mandatory conversion feature. Management is presently obtaining fair values of the embedded beneficial conversion feature and warrants which is expected to be reallocated out of the proceeds after May 30, 1998. Such values will be recognized as dividends and amortized over the mandatory conversion period of two years beginning in June of 1998.

In addition to the Series A Shares the Company issued 400,000 warrants to purchase the Company's common stock at $1.50 per share commencing April 20, 1998 exercisable over 5 years.

Consultant Stock Compensation Plan

The Company's Consultant Stock Compensation Plan (the "Plan") allows the Company to compensate consultants and certain other persons who have provided service to the Company through the award of 500,000 shares of the Company's common stock.

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
   FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
   -----------------------------------------------------------------------------

   8.  SHAREHOLDERS' EQUITY (CONTINUED)

   During the years ended May 30, 1998 the Company issued 206,000 shares of common stock valued at $282,999 of which $62,500 will be earned through May, 1999. During the year ended May 31, 1997 the Company issued 100,000 shares of common stock valued at $243,800. As of May 30, 1998, 77,000 shares are available under this plan.

   Equity Incentive Plan

   During the year ended May 31, 1997 the Company adopted an Equity Incentive Plan (the "Plan") which allows the Company to compensate key employees and directors who have provided service to the Company through the award of 500,000 shares of the Company's common stock, including qualified and non-qualified stock options.

   During the year ended May 31, 1997 options to purchase 200,000 shares were awarded to officers and key employees under the Plan. The grants under the Plan provide for the options to vest 1/5 annually, on the anniversary date of the grant. The vested options are exercisable through March 2007 at $2.00 per share. Due to the termination of employment 100,000 shares have been returned to the plan.

   During the year ended May 30, 1998, 5,000 shares of common stock valued at $6,850 were awarded under the plan. There are 395,000 shares available under this plan as of May 30, 1998.

   Employee Stock Purchase Plan

   During the year ended May 31, 1997 the Company adopted an Employee Stock Purchase Plan. This plan allows employees of the Company to purchase up to 600,000 shares of the Company's common stock at a 15% discount to the market price of the stock on the commencement date or closing date of the plan year, whichever is lower.

   During the year ended May 30, 1998 no shares were awarded  under this plan.

   Private Placement

   The company sold 55,000 common shares (45,000 and 10,000 during the fiscal years ended May 31, 1995 and 1994, respectively) at a price of $6.00 per share to a limited number of investors, pursuant to a Private Placement Memorandum dated May 6, 1994. Pursuant to the offering, original participants received a stock dividend at .15 shares for each share held as of the second anniversary of the private placement valued at $52,450 which resulted in the Company issuing 17,734 additional shares in October, 1996.

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
   FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
   -----------------------------------------------------------------------------

   8.  SHAREHOLDERS' EQUITY (CONTINUED)

   Debt Conversion

   During the year ended May 30, 1998, the Company converted a note payable to Metro Plus Company, a company owned by a shareholder, with a principal balance plus accrued interest totaling $577,501 into 385,000 shares of common stock. Additionally, the Company converted a notes payable to a shareholder with a principal balance and accrued interest totaling $136,536 into 91,025 shares of common stock.

   Stock Options

   Pursuant to an employment agreement, a former Executive was granted options to purchase 200,000 shares of the Company's common stock at $1.50 per share on January 1, 1993. Compensation of $300,000 was charged to operations from January 1, 1993 to January 1, 1997. As of January 1, 1997 the term to exercise the options was extended to December 31, 2006.

   All options remain outstanding.

   9. COMMITMENTS AND CONTINGENCIES

   Operating Leases

   The Company is obligated under long-term operating leases which require minimum annual rentals as follows:

                              Office and            Machinery
                              Warehouse                and
      Year      Total         Premises    Vehicles  Equipment
      ----      -----       -----------  --------   ---------
     1999   $  691,637      $  503,086     $69,267   $119,284
     2000      383,973         350,121      16,176     17,676
     2001      314,351         297,425                 16,926
     2002      311,405         297,425                 13,980
     2003      279,289         279,289
                           ------------             ---------

     Total  $1,980,655      $1,727,346     $85,443   $167,866
     -----  ==========     ============    =======  =========

   The lease on the Rhode Island warehouse and office facilities (Note 10) has a renewal option for two successive additional terms of five years (through April, 2008 and April, 2013, respectively), each based on the current annual rent plus an amount based on the consumer price index one month prior to the date of renewal. The lease requires monthly rentals of $20,433. On June 1, 1997, the Company was granted a rent reduction of $81,733 which is being amortized over the remaining term of the lease.

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
   FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
   -----------------------------------------------------------------------------

   9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

   The three leases on the California buildings have a renewal option for one additional term of five years providing for cost of living adjustments ranging from 4% to 8% beginning on July 1, 1999 and July 1, 2001.

   Rent expense under office and warehouse operating leases totaled $412,122, $364,173 and $424,813 during the years 1998, 1997 and 1996, respectively.

   Uninsured Cash

   The Company maintains its cash and cash equivalents in various banks. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. Uninsured cash and cash equivalents approximated $152,959 and $-0- at May 30, 1998 and May 31, 1997,
   respectively.


   Other Matters

   The Company is a defendant in three suits relating to matters arising in the ordinary course of business. The amount of liability, if any, from the claims cannot be estimated, but management and outside counsel is of the opinion that the outcome of the claims will not have a material impact on the Company's financial position. Nevertheless, due to uncertainties in the settlement process, it is at least reasonably possible that management's view and outside counsel's view of the outcome will change in the near term.

   During the years 1998 and 1997, one vendor provided substantially all printing services (magazines, video boxes and promotional material) to the Company. Management of the Company believes that other suppliers could provide similar services at comparable terms.

   10.  RELATED PARTY TRANSACTIONS

   The Company has significant tenant, borrower and customer relationships with companies owned and managed by officers/shareholders of the Company (see Notes 5, 8 and 9). Significant related party transactions for the years 1998, 1997 and 1996 are summarized below:

   Capital Video Corporation ("CVC") operates approximately 34 video and magazine retail stores in the New England and New York areas and accounted for approximately 47%, 39%, and 32% of the company's sales for the years 1998, May 31, 1997 and 1996, respectively. The Company's accounts receivables include $2,477,041 and $1,711,443 due from CVC at May 30, 1998 and 1997. The Company has obtained the personal guarantee of the principal shareholder of CVC. No allowance for doubtful related party receivables and no related party bad debts expense has been recorded in the accompanying 1998, 1997 and 1996 consolidated financial statements. During the year ended May 30, 1998, the Company billed CVC $120,000 for services rendered for distribution and sales analysis costs incurred by the Company. During fiscal 1998 the Company received from CVC $84,592 in royalty income pursuant to a franchise agreement for the operation of the Airborne for Men stores owned by CVC.

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
   FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
   -----------------------------------------------------------------------------

   10.  RELATED PARTY TRANSACTIONS (CONTINUED)

   The Company leases its Rhode Island warehouse and office facilities from Castle Properties, L.L.C., an affiliate, for its Rhode Island operations. A portion of the facility rented from Castle Properties, L.L.C. is sublet to CVC on a month-to-month basis. Sublease income during the years 1998, 1997 and 1996 totaled $48,000, $49,000, and $104,000 respectively. During the year ended May 30, 1998, Castle Properties granted the Company a four month moratorium amounting to $81,733 which is being amortized over the remaining lease term. The net rent expense to Castle Properties, L.L.C. for the years ended May 30, 1998, 1997 and 1996 was $177,478, $196,200, and $141,200,
   respectively.

   Effective January 31, 1996, Airborne for Men, Ltd. sold to Capital Video Corporation the stock of its wholly owned subsidiary A.F.M. Limited and effective November 30, 1995, Airborne for Men, Ltd. sold to CVC the stock of its wholly owned subsidiaries, Eastern Sales, Inc., a Rhode Island corporation and Aircoldco, Inc. (formerly known as Airborne East, Inc.), a Rhode Island corporation. The Company's total gain for the sale of the three Airborne stores amounted to $171,795 for the year ended May 31, 1996.

   11.  ACCOUNTING FOR STOCK BASED COMPENSATION

   The Company applies APB Opinion 25 and related interpretations in accounting for its stock option transactions. Accordingly, no compensation cost has been recognized for the years May 30, 1998, May 31, 1997 and 1996 (see Notes 8 and 9).

   In October, 1997, the Financial Accounting Standards Board issued Statement
   (SFAS) No. 123, Accounting for Stock Based Compensation, which becomes effective for transactions entered into in fiscal years beginning after December 15, 1995. This statement permits an entity to apply the fair value based method to stock options awarded during 1995 and thereafter in order to measure the compensation cost at the grant date and recognize it over its vesting period. This statement also allows an entity to continue to measure compensation costs for these plans pursuant to APB Opinion 25. Entities electing to remain with the accounting treatment under APB Opinion 25 must make proforma disclosures in net income and earnings per share to include the effects of all awards granted in fiscal years beginning after December 31, 1994, as if the fair value based method of accounting pursuant to SFAS No. 123 had been applied.

   The Company has stock option plans which reserves shares of common stock for issuance to executives, employees, and directors. The Company has adopted the disclosure only provisions of Statement of Financial Accounting No. 123, "Accounting for Stock Based Compensation". Accordingly, compensation expense continues to be recognized under APB Opinion 25 for such plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards during the year ended May 30, 1998 consistent with the provisions of SFAS No. 123, the Company's net income
   (loss) and earning (loss) per share would have been reduced to the pro forma amounts indicated below:

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
   FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
   -----------------------------------------------------------------------------

                                                                 1998        1997
                                                               ---------  ----------
              Net income (loss) - as reported                   $349,681  $(207,158)
              Net income (loss) - pro forma                     $292,681  $(311,558)
              Basic earnings (loss) per share - as reported          .09       (.06)
              Basic earnings (loss) per share - pro forma            .08       (.09)
              Diluted earnings (loss) per share - as reported        .09       (.06)
              Diluted earnings (loss) per share - as pro forma       .08       (.09)

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during May 30, 1998: dividend yield 0.00%, expected volatility 58.08%, risk free interest rate of 7.50%, and expected lives of 10 years.

   The pro forma effect of applying SFAS 123 may not representative of the effects on reported net income and earnings per share for future years since options vest over several years.

   12.  FAIR VALUES OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair values are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.

   Management of the Company estimates that all financial instruments of the Company, except long-term liabilities (notes payable) and a certain trade accounts receivable included in other assets, have a fair value equal to the carrying value. Regarding the fair value of the long-term liabilities and certain trade account receivables, it has been determined that fair value cannot be reasonably estimated since the unique nature, interest rates, repayment terms, restrictions and all related conditions pertaining to these instruments do not provide information that would yield a basis for a sound fair value in accordance with guidelines in SFAS 107.

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
   FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
   -----------------------------------------------------------------------------

   13. SUBSEQUENT EVENT (UNAUDITED)

   Acquisition - Fanzine

   On July 31, 1998, the Company acquired 100% of the stock of Fanzine International, Inc. ("Fanzine") for a preliminary purchase price of $7,500,000. Fanzine, which began operations on August 1, 1997, publishes event driven, mainstream magazines translated into seven languages and distributed worldwide. The acquisition price consists of $4,000,000 cash, and 1,000,000 restricted shares of the Company's common stock with put option rights at $8.00 per share to be exercised by the selling shareholder's during the second year on a quarterly basis, if certain minimum earnings, as defined, are met. However, during Fanzines' first year of operations, the Company has the right to call the shares at the greater of $6.00 per share or 75% of the market price. The acquisition agreement, also, provides for a reduction in purchase price if Fanzine's results of operations do not meet certain minimum earnings.

   Management is presently obtaining an independent valuation to finalize the preliminary estimated purchase price of $7,500,000. The Company's right to redeem its shares during the first year and the selling shareholders' right to put the shares to the Company in the second year could result in an estimated increase in purchase price ranging from $2,500,000 to $4,500,000. These adjustments to the purchase price could have a material impact on the pro-forma information, as presented below, and to the future consolidated results.

   The acquisition will be accounted for as a purchase. The excess of the purchase price over the fair market values of net assets acquired, which include, among others, licences, trademarks, and distribution rights, will be allocated principally to goodwill and amortized over fifteen years.

   The cash portion of $4,000,000 is being financed by a long-term convertible debenture. Management anticipates financing the additional consideration to be paid in the near future, (if any), with Fanzine's cash flow resulting from profitable operations.

   As the acquired company (Fanzine) financial statements only include eleven months of operations from inception through June 30, 1998, the following selected unaudited pro-forma information is being provided to present a summary of the continued results of the Company and Fanzine as if the acquisition had occurred on August 1, 1997:

   Pro-Forma information (Unaudited)
    (In thousands, except per share data)

                                         YEAR ENDED MAY 30, 1998 (ONLY)
                                         ------------------------------
                  Net sales                                     $30,137
                  Net Income                                      1,140
                  Earnings Per Share:
                    Basic                                           .25
                    Diluted                                         .20

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
   FOR THE YEARS ENDED MAY 30, 1998, MAY 31, 1997 AND 1996
   -----------------------------------------------------------------------------

   13. SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)

   The pro forma results include amortization of the intangibles and interest expense on debt issued to finance the purchase. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the fiscal period presented, nor are they necessarily indicative of future consolidated results.

   Employment Agreement

   In connection with the Fanzine acquisition on July 31, 1998, each of the four selling shareholders entered into separate five year employment agreements, with an option to renew for an additional three years and with automatic annual renewals.

   The employment agreements entitle each selling stockholder to receive deferred compensation amount equal to six times the Company's pre-tax net earnings (as defined) multiplied by a rate of 8.164% for the one stockholder and 13.612 for each other stockholder. The applicable pre-tax earnings are to be derived from the greater of the Company's pre-tax earnings in year of
   termination or the average   pre-tax earnings since inception of the
   agreement. Fanzine's proforma unaudited applicable pre tax earnings for the eleven months ended June 30, 1998 approximated $4,665,000.

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                  Assets

                                                                                 August 29,               May 30,
                                                                                   1998                    1998
                                                                                (Unaudited)              (Audited)
                                                                                 ---------                -------
Current assets
--------------
   Cash                                                                          $      423,988          $    184,995
   Accounts receivable, less allowance for doubtful accounts of
      $193,030 and $163,030, respectively                                             6,844,419             5,092,255
   Inventory                                                                          4,331,076             3,726,963
   Deferred income taxes                                                                248,500               248,500
   Prepaid expenses and other current assets                                            312,016                78,751
                                                                                 --------------          ------------
    Total current assets                                                             12,159,999             9,331,464
    --------------------

Motion pictures and other films at cost, less accumulated
    amortization of $6,944,101 and $6,575,623, respectively                           4,631,128             4,142,979

Property and equipment at cost, less accumulated depreciation and
   amortization of $1,787,942 and $1,681,138, respectively                            1,967,385             1,479,426

Goodwill, net of accumulated amortization of $35,616                                  7,464,384

Other assets                                                                            207,308               483,472
                                                                                 --------------          ------------
    Total assets                                                                 $   26,430,204          $ 15,437,341
    ------------                                                                 ==============          ============

                     Liabilities and Shareholders' Equity

                                                                                 August 29,               May 30,
                                                                                   1998                    1998
                                                                                (Unaudited)              (Audited)
                                                                                 ---------                -------
Current liabilities
-------------------
   Note payable--selling shareholders                                            $    2,000,000          $          -
   Current portion of capital lease obligations                                         346,084               363,956
   Short-term borrowings                                                              2,248,438             1,030,272
   Accounts payable and accrued expenses                                              4,397,360             4,232,679
   Income taxes payable                                                                 720,636               326,119
                                                                                 --------------          ------------
    Total current liabilities                                                         9,712,518             5,953,026
    -------------------------

   Convertible debentures                                                             1,000,000                     -
   Capital lease obligations, less current portion                                      357,550               351,538
   Deferred income taxes                                                                 59,300                59,300
                                                                                 --------------          ------------
    Total liabilities                                                                11,129,368             6,363,864
    -----------------                                                            --------------          ------------

   Minority interest                                                                     60,585                18,220
                                                                                 --------------          ------------
   Commitments and contingencies

   Shareholders' equity
   --------------------
     Series A 5% cumulative convertible preferred stock, $.0001 par value,
      $1,000 stated value, authorized 2,175, issued and outstanding 1,475 and
      2,175 shares less 1,320 shares outstanding subscriptions, respectively          1,489,722               857,979
     Preferred stock, no par value; authorized 2,000,000 shares; issued
      and outstanding, none                                                                   -                     -
     Common stock, $.0001 par value; authorized 10,000,000 shares; issued
      and outstanding, 5,911,904 and 4,245,193 shares, respectively                         591                   424
     Additional paid in capital                                                      11,510,937             6,546,580
     Retained earnings                                                                2,269,582             1,712,774
     Foreign exchange                                                                       669                     -
                                                                                 --------------          ------------
                                                                                     15,271,501             9,117,757
     Unearned compensation                                                              (31,250)              (62,500)
                                                                                 --------------          ------------
      Total shareholders' equity                                                     15,240,251             9,055,257
      --------------------------                                                 --------------          ------------
      Total liabilities and shareholders' equity                                 $   26,430,204          $ 15,437,341
      ------------------------------------------                                 ==============          ============

                See Notes to Consolidated Financial Statements

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
AUGUST 29, 1998 AND AUGUST 30, 1997 (UNAUDITED)

                                                                                 1998             1997
                                                                                 ----             ----
Revenues                                                                       $ 7,065,068      $4,096,221

Costs of revenues, including amortization of motion pictures
    and other films                                                              4,153,050       2,846,207
                                                                               -----------      ----------

                                                                                 2,912,018       1,250,014

Selling, general and administrative expenses                                     1,891,774       1,527,257
                                                                               -----------      ----------

    Income (loss) from operations                                                1,020,244        (277,243)
    -----------------------------

Other income (expense), net                                                        (57,731)       (123,560)
                                                                               -----------      ----------

    Income (loss) before income taxes                                              962,513        (400,803)
    ---------------------------------

Income tax expense (benefit)                                                       385,005        (172,345)
                                                                               -----------      ----------

    Net income (loss)                                                          $   577,508     $  (228,458)
    ----------------                                                           ===========     ===========



Basic earnings (loss) per common share                                         $      0.10     $     (0.06)
                                                                               ===========     ===========

Weighted average number of shares outstanding                                    5,911,904       3,758,168


                See notes to consolidated financial statements.

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED AUGUST 29, 1998
AND AUGUST 30, 1997 (UNAUDITED)

                                                                                    1998            1997
                                                                                    ----            ----
Cash flows from (used by) operating activities:
  Net income (loss)                                                             $  577,508     $   (228,458)
                                                                                ----------     ------------
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
    Depreciation and amortization                                                  475,282          303,995
    Amortization of unearned compensation                                           31,250             -
    Bad debt expense                                                                30,000             -
    Amortization of goodwill                                                        35,616             -
    Common stock issued for consulting services                                    449,833             -
    Minority interest                                                               42,365             -
    Foreign exchange                                                                   669             -
    (Increase) decrease in assets:
     Accounts receivable                                                        (1,782,164)         612,958
     Inventory                                                                    (604,113)        (259,852)
     Prepaid expenses and other current assets                                    (233,265)         (87,414)
       Deferred income taxes                                                         -             (172,345)
     Other assets                                                                  (77,753)          (2,420)
    Increase (decrease) in liabilities:
     Accounts payable and accrued expenses                                         464,681          268,774
     Income taxes payable                                                          394,517          (19,396)
                                                                                ----------     ------------

    Total adjustments                                                             (773,082)         644,300
    -----------------                                                           ----------     ------------

    Net cash (used) provided by operating activities                              (195,574)         415,842
    ------------------------------------------------                            ----------     ------------

Cash flows from (used by) investing activities:
  Investments in motion pictures and other films                                  (856,627)        (479,896)
  Purchase of property and equipment                                              (179,106)         (56,044)
 Acquisition of Fanzine                                                         (2,000,000)
                                                                                ----------     ------------
    Net cash used by investing activities                                       (3,035,733)        (535,940)
    -------------------------------------                                       ----------     ------------


                See notes to consolidated financial statements.

METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE THREE MONTHS ENDED AUGUST 29, 1998
AND AUGUST 30, 1997 (UNAUDITED)

                                                                                    1998              1997
                                                                                    ----              ----
Cash flows from (used by) financing activities:
  Proceeds from issuance of Series A convertible preferred stock                 $1,317,000        $     -
  Payments on capital leases                                                        (73,600)          (55,765)
  Net proceeds from line of credit                                                   18,166           221,953
  Proceeds from notes payable                                                     1,200,000              -
  Proceeds from issuance of common stock                                              8,734              -
  Proceeds from issuance of convertible debenture                                 1,000,000              -
                                                                                 ----------        ----------

    Net cash provided by financing activities                                     3,470,300           166,188
    -----------------------------------------                                    ----------        ----------

    Increase in cash                                                                238,993            46,090
    ----------------

Cash, beginning of period                                                           184,995            57,724
                                                                                 ----------        ----------

Cash, end of period                                                              $  423,988        $  103,814
                                                                                 ==========        ==========

Supplemental disclosures of cash flow information: Cash paid during the period for:
    Interest                                                                     $   49,111        $  101,869
                                                                                 ==========        ==========

    Income taxes                                                                 $     -           $   14,210
                                                                                 ==========        ==========


Supplemental schedule of non-cash investing and financing activities:

During the quarter ended August 28, 1998, a note payable of $300,000 was converted into 250,000 restricted shares of the Company's common stock.

During the quarter ended August 28, 1998, 700 shares of Series A preferred stock plus accrued dividends of $5,958 were converted into 280,059 shares of the Company's common stock.

Property and equipment under capital lease obligations of $61,740 were incurred for the quarter ended August 28, 1998.

On August 3, 1998, the Company acquired 100% of the outstanding stock of Fanzine International, Inc. for a preliminary purchase price of $7,500,000. The Company paid cash of $2,000,000, issued 1,000,000 shares of stock valued at $3,500,000 and issued a note payable for $2,000,000.


                See notes to consolidated financial statements.

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   AUGUST 29, 1998 AND 1997
   (UNAUDITED)


   1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Consolidation

   The consolidated financial statements include the accounts of Metro Global Media, Inc. ("Metro Global") and its wholly-owned subsidiaries (collectively the "Company"). All intercompany balances and transactions have been eliminated in consolidation.

   Financial Statements

   The interim financial statements are prepared pursuant to the requirements for reporting on Form 10-QSB. The May 30, 1998 balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. The interim financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary to a fair presentation of the financial position, results of operation, and changes in financial position for the interim periods. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the Company's latest annual report. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full year ending May 29, 1999.

   Earnings Per Share

   During the year ended May 30, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which replaces primary and fully diluted earnings per share with basic and diluted earnings per share. Under the new requirements the dilutive effect of certain common stock equivalents is excluded from the computation of basic earnings per share. Diluted earnings per share is calculated similarly to fully diluted earnings per share as required under APB 15. All prior period earnings per share data presented have been restated to conform to the provisions of this statement.

   Basic earnings per share is computed by dividing net income available to common stockholders (net income less preferred stock dividends) divided by the weighted average number of shares outstanding during the year. Diluted earnings per share is consistent with basic earnings per share while giving effect to all dilutive potential common shares that would have been outstanding if the dilutive potential common shares had been issued, while adding back to income any preferred dividend or interest expense on convertible securities.

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   AUGUST 29, 1998 AND 1996
   (UNAUDITED)

   2.  ACQUISITION

   On July 31, 1998, the Company acquired 100% of the stock of Fanzine International, Inc. ("Fanzine") for a preliminary purchase price of $7,500,000. Fanzine, which began operations on August 1, 1997, publishes event driven, mainstream magazines translated into seven languages and distributed worldwide. The acquisition price consists of $4,000,000 cash, and 1,000,000 restricted shares of the Company's common stock with put option rights at $8.00 per share to be exercised by the selling shareholder's during the second year on a quarterly basis, if certain minimum earnings, as defined, are met. However, during Fanzines' first year of operations, the Company has the right to call the shares at the greater of $6.00 per share or 75% of the market price. The acquisition agreement, also, provides for a reduction in purchase price if Fanzine's results of operations do not meet certain minimum earnings.

   Management is presently obtaining an independent valuation to finalize the preliminary estimated purchase price of $7,500,000. The Company's right to redeem its shares during the first year and the selling shareholders' right to put the shares to the Company in the second year could result in an estimated increase in purchase price ranging from $2,500,000 to $4,500,000.

   The acquisition was accounted for as a purchase. The excess of the purchase price over the fair market values of net assets acquired, which include, among others, licences, trademarks, and distribution rights, was allocated to goodwill and is being amortized over fifteen years.

   The cash portion of $4,000,000 is being financed by a long-term convertible debenture. Management anticipates financing the additional consideration to be paid in the near future, (if any), with Fanzine's cash flow resulting from profitable operations.

   As the consolidated financial statements of the Company only include one month of operations, the following selected unaudited pro-forma information is being provided to present a summary of the continued results of the Company and Fanzine as if the acquisition had occurred on August 1, 1997:

   Pro-Forma information (Unaudited)
    (In thousands, except per share data)

                       QUARTER ENDED AUGUST 31, 1997 (ONLY)
                       ------------------------------------
                  Net sales                           $4,753
                  Net Loss                               (80)
                  Basic Loss Per Share                  (.02)

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   AUGUST 29, 1998 AND 1996
   (UNAUDITED)

   3.  NOTES PAYABLE

   During June, 1997, Metro, Inc. entered into a line of credit agreement with a finance company. Under the agreement, Metro, Inc. may borrow up to 75% of assigned accounts receivable less than 90 days old, up to a maximum of $1,500,000. The balance due under the line of credit bears interest at the prime rate plus 5% per annum. In addition, Metro, Inc. shall pay the finance company a collateral management or notification fee equal to 3/4 of 1% of sales submitted to the finance company for inclusion in the net security value of accounts receivable, but no more than $7,500 per month. The outstanding balance under the line is secured by accounts receivable of Metro, Inc and guaranties of the Company and certain officers/shareholders. The line of credit expires during June, 1999, but includes an option for an additional year. As of August 29, 1998, the balance on the line of credit was $548,438 .

   On March 23, 1998, the Company entered into two 8% convertible debentures totaling $500,000. Both notes are due on March 23, 1999, in either cash or common stock, at a conversion rate of $2.25 per share. Proceeds from the debentures were used for working capital.

   On July 1, 1998, the Company entered into an 8% convertible debenture totaling $200,000. The note is due on July 1, 1999, in either cash or common stock, at a conversion rate of $2.25 per share. Proceeds from the debenture were used for working capital.

   On August 1, 1998, the Company entered into notes payable totaling $1,000,000. The notes, which bear interest at 8%, are due August 1, 1999. Proceeds from the notes were used in the acquisition of Fanzine.

   4.  CONVERTIBLE DEBENTURES

   On July 31, 1998, the Company entered into an 8% convertible debenture with a total offering of $7,000,000. The Company received proceeds of $1,000,000 in August, 1998 which was used in the purchase of Fanzine. The remaining $6,000,000 of the offering will be sold at the Company's option at calls of $500,000 each for a period of two years following the date of this agreement.

   The $1,000,000 debenture matures on July 31, 2000. Interest is payable on a quarterly basis. The holder of the debenture is entitled to convert after 120 days of the agreement, the principal value into the Company's common stock at a discounted market price as is defined in the agreement.

   5.  SERIES A CONVERTIBLE PREFERRED STOCK

   During 1998, the Company entered into an Offshore Securities Subscription Agreement for convertible Preferred Shares pursuant to regulation S of the U.S. Securities Act of 1933. Under the terms of the agreement, the Company is to issue 2,175 shares of 1998 Series A Convertible Preferred Stock ("Series A Shares") at a price of $1,000 per share with a 5% cumulative dividend payable in common stock at conversion.

   METRO GLOBAL MEDIA, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   AUGUST 29, 1998 AND 1996
   (UNAUDITED)

   5.  SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED)

   The Series A Shares are convertible at a rate of 100 shares plus accrued dividends per week at 80% of the 15 day average closing bid price. These Shares are subject to a 24 month mandatory conversion feature. During the quarter ended August 29, 1998, 700 shares plus accrued dividends of $5,958 were converted into 280,059 shares of the Company's common stock.

   In addition to the Series A Shares the Company issued 400,000 warrants to purchase the Company's common stock at $1.50 per share commencing April 20, 1998 exercisable over 5 years.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's by-laws provide for the indemnification of directors, in that Directors of the Company shall not be personally liable for monetary damages to the Company or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as director.

     The Company's by-laws further provide for the indemnification of officers, directors, employee and agents of the Company. Such indemnification is available to any person who was or is a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Registration fees                  $   620
     Federal taxes                      $     0
     State taxes                        $     0
     Transfer agents' fees              $     0
     Costs of printing                  $ 3,000
     Legal                              $30,000
     Accounting                         $ 3,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The Company issued "restricted" securities, as that term is defined in Rule 144, in that all such securities were acquired directly from the Company in transactions not involving any public offering. All such securities may only be sold upon compliance with Rule 144, adopted under the Act of 1933.

     The following table sets forth information with respect to the Company's sales of unregistered securities, which securities were sold in reliance upon, among other exemptions, 4(2) of the Securities Act of 1933:

                                        Common Stock
                                        ------------

          Date             Purchaser           No. of Shares  Price per Share
          ----             ---------           -------------- ---------------
          June 1995        Steve Telsey        15,000         $6.000
          August 1995      Steve Telsey         5,000         $3.500
          January 1996     Steve Telsey         5,000         $3.500
          April 1996       Steve Telsey         5,000         $2.625
          May 1996         Steve Telsey        10,000         $2.625
          June 1996        Steve Telsey        20,000         $2.625
          June 1998        Jennifer St. Cyr     2,013         $1.540
          August 1998      Joseph Giarmo        2,780         $1.540

                                   Series A Preferred Stock
                                   ------------------------

          Date             Purchaser           No. of Shares   Price per Share
          ----             ---------           -------------   ---------------
          April 1998       Thomson Kernaghan  1,500            $1,000
          July 1998        Thomson Kernaghan    675            $1,000

ITEM 27. EXHIBITS

     2.1 Stock Purchase Agreement dated July 31, 1998 by and among Robert Maiello, Michael Levine, Philip P. Salvatore, Bart Senior and Metro Global Media, Inc. as filed with the Commission on August 15, 1998 as Exhibit (1) on Form 8-K and incorporated herein by reference.

     3.1 Articles of Incorporation, as filed with the Commission on August 23, 1988 as Exhibit 3.1 to the Registration Statement on Form S-18 and incorporated herein by reference.

     3.2 Bylaws, as filed with the Commission on August 23, 1988 as Exhibit 3.2 to the Registration Statement on Form S-18 and incorporated herein by reference.

     3.3 Articles of Amendment of Articles of Incorporation of the Registrant, as filed with the Commission on January 17, 1995 as Exhibit 3.3 to the Quarterly Report on Form10-QSB for the fiscal quarter ended November 30, 1994 and incorporated herein by reference.

     3.4 Amendment to Bylaws of the Registrant, as filed with the Commission on January 17, 1995 as Exhibit 3.4 to the Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1994 and incorporated herein by reference.

     3.5 Articles of Amendment of Articles of Incorporation of the Registrant, as filed with the Commission on August 28, 1996 as Exhibit 3.5 to the Form 10-KSB for the fiscal year ended May 30, 1996 and incorporated herein by reference.

     5.1  Opinion of Eric P. Littman, P.A.*

     10.1 Stock Option Agreement dated September 9, 1993 between the Registrant and Kenneth F. Guarino, as filed with the Commission on February 3, 1994 as Exhibit 10.2 to the Annual Report on Form 10-KSB for the fiscal year ended May 30, 1993 and incorporated herein by reference.

     10.2 Lease Agreement dated September 9, 1993 between Castle Properties, L.L.C. and Metro, Inc., as filed with the Commission on February 3, 1994 as Exhibit 10.4 to the Annual Report on form 10-KSB for the fiscal year ended May 30, 1993 and incorporated herein by reference.

     10.3 Security Agreement dated September 24, 1993 between Metro, Inc. and Capital Video Corporation, as filed with the Commission on February 3, 1994 as Exhibit 10.5 to the Annual Report on Form 10-KSB for the fiscal year ended May 30, 1993 and incorporated herein by reference.

     10.4 Lease Agreement dated January 13, 1995 between Centurion Financial Group, LLC and the Registrant, as filed with the Commission on January 17, 1995 as Exhibit 10.13 to the Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1994 and incorporated herein by reference.

     10.5 Form of Airborne For Men, Ltd. Franchise Agreement, filed as Exhibit
          10.15 to the Post-Effective Amendment No. 14 to the Registration Statement on Form SB-2 and incorporated herein by reference.

     10.6 Promissory note of Metro, Inc. payable to the order of Kenneth F. Guarino dated as of May 24, 1995 in the principal amount of $63,393 as filed with the Commission as Exhibit 10.13 to the Form 10-KSB for the fiscal year ended May 30, 1995 and incorporated herein by reference.

     10.7 Capital Stock Purchase Agreement dated as of November 30, 1995 by and between Airborne for Men, Ltd. and Capital Video Corporation, as filed with the Commission on December 10, 1995 as Exhibit 10.1 to Form 8-K and incorporated herein by reference.

     10.8 Debt Conversion Agreement between Capital Video Corporation and the Registrant, as filed with the Commission on December 11, 1995 as
           Exhibit 10.2 to the Form 8-K and incorporated herein by reference.

     10.9 Capital Stock Purchase Agreement dated as of January 31, 1996 by and between Airborne for Men, Ltd. and Capital Video Corporation as filed with the Commission on May 9, 1996 as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the fiscal quarter ended February 28, 1996 and incorporated herein by reference.

     10.10 Amendment to Capital Stock Purchase Agreement dated as of November 30, 1996 by and between Airborne For Men, Ltd. and Capital Video Corporation, as filed with the Commission on August 28, 1996 as
           Exhibit 10.16 to the Form 10-KSB for the fiscal year ended May 30, 1996 and incorporated herein by reference.

     10.11 Amendment Agreement dated as of December 31, 1995 between Kenneth Guarino and the Registrant, as filed with the Commission on August 28, 1996 as Exhibit 10.17 to the Form 10-KSB for the fiscal year ended May 30, 1996 and incorporated herein by reference.

     10.12 Amendment to Stock Option Agreement dated January 16, 1997 by and between Kenneth F. Guarino and the Registrant, as filed with the Commission on April 15, 1997 as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the quarter ended March 1, 1997 and incorporated herein by reference.

     10.13 Indemnification Agreement dated December 3, 1996 by Kenneth F. Guarino in favor of Registrant as filed with the Commission on April 15, 1997 as Exhibit 10.2 to the Quarterly Report on Form 10-QSB for the quarter ended March 1, 1997 and incorporated herein by reference.

     10.14 Termination Agreement dated April 10, 1997 between Capital Video Corporation, Elvira Famiglietti and Metro, Inc. as filed with the Commission on April 15, 1997 as Exhibit 10.3 to the Quarterly Report on Form 10-QSB for the quarter ended March 1, 1997 and incorporated herein by reference.

     10.15 Description of Directors Compensation Arrangement, as filed with the Commission on April 15, 1997 as Exhibit 10.4 to the Quarterly Report on Form 10-QSB for the quarter ended March 1, 1997 and incorporated herein by reference.

     10.16 Registration Rights Agreement dated May 8, 1997 between Briana Investment Group, Ltd. and the Registrant, as filed with the Commission on May 8, 1997 as Exhibit 10.1 to Form 8-K and incorporated herein by reference.

     10.17 Employment Agreement dated July 31, 1998 between Robert Maiello and Metro Global Media, Inc. as fnted with the Commission on August 15, 1998 as Exhibit (2) on Form 8-K and incorporated herein by reference.

     10.18 Employment Agreement dated July 31, 1998 between Michael Levine and Metro Global Media, Inc. as filed with the Commission on August 15, 1998 as Exhibit (3) on Form 8-K and incorporated herein by reference.

     10.19 Employment Agreement dated July 31, 1998 between Philip P. Salvatore and Metro Global Media, Inc. as filed with the Commission on August 15, 1998 as Exhibit (4) on Form 8-K and incorporated herein by reference.

     10.20 Employment Agreement dated July 31, 1998 between Bart Senior and Metro Global Media, Inc. as filed with the Commission on August 15, 1998 as Exhibit (5) on Form 8-K and incorporated herein by reference.

     23.1  Consent of Eric P. Littman, P.A. (included in 5.1).

     23.2 Consent of Trien, Rosenberg, Rosenberg, Weinberg, Ciullo & Fazzari, LLP, independent certified public accountants.*

___________________
*   Filed herewith

Subsidiaries:  Metro, Inc. (Rhode Island)
               Metro West Studios (California
               Airborne for Men Ltd. (Rhode Island)
               Metro International Distributors, GMBH (Germany)
               Amazing Direct (Nevada)
               Fanzine (New York)
               Rocket Media, LLC (New York)

ITEM 28. UNDERTAKINGS

     The undersigned registrant hereby undertakes that it will:

                    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii) Include any additional or changed material
               information on the plan of distribution.

                    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cranston, Rhode Island, on the 2nd day of December, 1998.

                                  METRO GLOBAL MEDIA, INC.

                                  By: /s/ A. Daniel Geribo
                                      ---------------------------------------
                                       A. Daniel Geribo, President

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated.

          SIGNATURE                       TITLE                  DATE
          ---------                       -----                  ----

        /s/ A. Daniel Geribo        President               December 2, 1998
     ----------------------------

       /s/ Janet Hoey               Treasurer               December 2, 1998
     ----------------------------
                                    Chief Financial Officer

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